MEMBERSHIP INTEREST PURCHASE AGREEMENT



                          BY AND AMONG



                      US 1 INDUSTRIES, INC.,



                            ARL, INC.,



                    AFICIONADO TRANSPORT, INC.,



                              AND



                        RONALD K. FAHERTY



                 DATED AS OF DECEMBER 12, 2008

























  	                Table of Contents

Page No.

ARTICLE 1.      DEFINITIONS	                                                         1
ARTICLE 2.      SALE AND TRANSFER OF PURCHASED INTERESTS; CLOSING	                 7
        2.1	Purchased Interests	                                                 7
        2.2	Purchase Price	                                                         7
        2.3	Earnout Purchase Price	                                                 7
        2.4	Payment of Purchase Price	                                         9
        2.5	Setoff of Certain Guaranty Obligations	                                 9
ARTICLE 3.      CLOSING	                                                                10
        3.1	Closing	                                                                10
        3.2	Deliveries of Seller	                                                10
        3.3	Deliveries of Purchaser	                                                11
ARTICLE 4.      REPRESENTATIONS AND WARRANTIES OF SELLER, AFT AND GUARANTOR	        12
        4.1	Organization And Good Standing	                                        12
        4.2	Authority of Seller, AFT and Guarantor	                                13
        4.3	Title to Membership Interests; Capitalization	                        13
        4.4	Title to AFT Membership Interest	                                13
        4.5	Subsidiaries and Investments	                                        14
        4.6	No Violation; Consents	                                                14
        4.7	Financial Statements	                                                14
        4.8	Absence of Undisclosed Liabilities	                                15
        4.9	Books and Records	                                                15
        4.10	Absence of Certain Developments	                                        15
        4.11	Title to Assets	                                                        16
        4.12	Real Property	                                                        16
        4.13	Accounts Receivable	                                                17
        4.14	Inventory	                                                        17
        4.15	Taxes	                                                                17
        4.16	Contracts and Commitments	                                        18
        4.17	Poprietary Rights	                                                20
        4.18	Litigation; Proceedings	                                                21
        4.19	Brokerage	                                                        21
        4.20	Governmental Authorizations	                                        21
        4.21	Employees	                                                        22
        4.22	Employee Benefit Matters	                                        22
        4.23	Insurance	                                                        24
        4.24	Officers and Managers; Bank Accounts	                                24
        4.25	Affiliate and Related Party Transactions	                        24
        4.26	Compliance with Laws	                                                24
        4.27	Environmental Matters	                                                24
        4.28	Customers and Suppliers	                                                25
        4.29	Solvency	                                                        26
        4.30	Disclosure	                                                        26
ARTICLE 5.      REPRESENTATIONS AND WARRANTIES OF PURCHASER	                        27
        5.1	Organization; Power and Authority	                                27
        5.2	No Violation; Consents	                                                27
        5.3	Brokerage	                                                        28
        5.4	Litigation	                                                        28
ARTICLE 6.      COVENANTS OF THE PARTIES	                                        28
        6.1	Access and Investigation	                                        28
        6.2	Operation of the Business of Seller, AFT and the Acquired Companies	29
        6.3	Negative Covenant	                                                29
        6.4	Required Approvals	                                                29
        6.5	Notification	                                                        30
        6.6	No Negotiation; Exclusivity	                                        30
        6.7	Seller Business Transfer	                                        30
        6.8	AFT Business Transfer	                                                30
        6.9	Reasonable Efforts	                                                31
        6.10	Tax Covenants	                                                        31
ARTICLE 7.      CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE	                32
        7.1	Accuracy of Representations and Warranties	                        32
        7.2	Performance of Seller, AFT and Acquired Companies	                32
        7.3	Completion of Seller and AFT Business Transfers	                        32
        7.4	Governmental Authorizations	                                        33
        7.5	Consents	                                                        33
        7.6	Releases	                                                        33
        7.7	No Proceedings	                                                        33
        7.8	No Claim Regarding Ownership or Sale Proceeds	                        33
        7.9	No Prohibition	                                                        34
        7.10	No Material Adverse Effect	                                        34
ARTICLE 8.      CONDITIONS PRECEDENT TO SELLER' S OBLIGATION TO CLOSE	                34
        8.1	Accuracy of Representations and Warranties	                        34
        8.2	Purchaser's Performance	                                                34
        8.3	No Proceedings	                                                        34
        8.4	Financing	                                                        35
        8.5	No Material Adverse Effect	                                        35
ARTICLE 9.      INDEMNIFICATION	                                                        35
        9.1	Indemnification	                                                        35
        9.2	Administration of Third Party Claims	                                37
        9.3	Offset of Payments	                                                38
ARTICLE 10.     ADDITIONAL AGREEMENTS; REMEDIES	                                        38
        10.1	Continuing Assistance	                                                38
        10.2	Further Transfers	                                                38
        10.3	Expenses	                                                        38
        10.4	Books and Records	                                                38
        10.5	Governmental Authorizations	                                        39
        10.6	Fleet Operator Agreement	                                        39
ARTICLE 11.     TERMINATION	                                                        39
        11.1	Termination Events	                                                39
        11.2	Effect of Termination	                                                40
ARTICLE 12.     MISCELLANEOUS	                                                        40
        12.1	Amendment and Waiver	                                                40
        12.2	Remedies	                                                        40
        12.3	Notices	                                                                40
        12.4	Binding Agreement; Assignment	                                        41
        12.5	Severability	                                                        41
        12.6	Interpretation	                                                        41
        12.7	Entire Agreement	                                                42
        12.8	Counterparts	                                                        42
        12.9	Governing Law	                                                        42
        12.10	Parties in Interest	                                                42
        12.11	Confidential Notice of Information	                                42













                             ATTACHMENTS

	Seller Disclosure Schedule

	Schedule 2.5 - List of Certain ARL and AFT Guarantees

        Exhibit A - [Intentionally Omitted]

        Exhibit B - Form of Faherty Loan

        Exhibit C - Form of Contingent Note

        Exhibit D - Matters to be covered by Seller Legal Opinion

        Exhibit E - Refinanced Credit Facilities

        Exhibit F - Form of Guaranty

        Exhibit G - Schedule of Assets Transferred from Seller to
                    the Company

        Exhibit H - Schedule of Assets Transferred from AFT to AFT
                    LLC




































                MEMBERSHIP INTEREST PURCHASE AGREEMENT

        This Membership Interest Purchase Agreement (this "Agreement") is made and entered into as of the 12th day of December, 2008, by and among US 1 Industries, Inc., an Indiana corporation ("Purchaser"), ARL, Inc., a Pennsylvania corporation ("Seller"), Aficionado Transport, Inc., a Pennsylvania corporation ("AFT"), and Ronald K. Faherty, an individual and resident of the State of Pennsylvania, in his personal capacity (the "Guarantor").
Purchaser, Seller, AFT and Guarantor are occasionally referred to herein individually as a "Party" and collectively as the "Parties."

                              RECITALS

        A.	Seller and AFT are each engaged in the business of
interstate trucking and transportation (the "Business").

        B.	Guarantor is the direct owner of 100% of the
outstanding equity interests in Seller, subject to the terms and conditions of that certain Stock Purchase Agreement, dated October 1, 2001, as amended (the "SPA") by and among Guarantor, Ronald J. Faherty, Seller, and K&C Sales, Inc. Guarantor is the direct owner of 100% of the outstanding equity interests in AFT.

        C.	Seller is the direct owner of 100% of the
outstanding equity interests in ARL Transport, LLC as a Delaware limited liability company (the "Company"), and AFT is the direct owner of 100% of the outstanding interests in AFT Transport, LLC as a Delaware limited liability company ("AFT LLC").

        D.	Immediately following the execution of this
Agreement, Seller will contribute substantially all of the assets and liabilities of Seller to the Company, AFT will contribute substantially all of the assets and liabilities of AFT to AFT LLC, and AFT will contribute all of its equity interests in AFT LLC to the Company in exchange for approximately a 14% interest in the Company. Immediately after such contributions, Seller will own approximately 86% of the outstanding equity interests in the Company, AFT will own approximately 14% of the outstanding equity interests of the Company and AFT LLC will be a wholly owned subsidiary of the Company.

        E.	Purchaser has agreed to purchase, and Seller has
agreed to sell, 60% of the outstanding equity interest in the Company, subject to the provisions, terms and conditions of this Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

                   ARTICLE 1.  DEFINITIONS

        For purposes of this Agreement, certain capitalized terms have the meanings specified or referred to throughout this Agreement, and the following terms have the meanings specified or referred to in this Article 1:

        "Acquired Companies" means the Company and AFT LLC.

	"Affiliate" means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls ten percent (10%) or more of the equity interests in that Person or any of its Affiliates, (c) as to a corporation, each director and officer thereof, (d) as to a limited liability company, each managing member or similarly authorized person thereof (including officers), or (e) as to any other entity, each Person exercising similar authority to those of a director or officer of a corporation. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by," and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

        "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign
Law.

	"AFT Business Transfer" means the transfer of substantially all of the assets and certain liabilities of AFT from AFT to AFT LLC contemplated by Section 6.8 herein.

	"AFT LLC Operating Agreement" means the Operating
Agreement of AFT LLC dated December 8, 2008.

	"Code" means the Internal Revenue Code of 1986, as amended, or any successor law.

        "Company Operating Agreement" means the Limited
Liability Company Agreement of the Company dated December
8, 2008.

        "Consent" means any approval, consent, ratification, waiver, or other authorization (including any Governmental
Authorization).

        "Contemplated Transactions" means all of the transactions contemplated by this Agreement and the other
Transaction Documents, including:

       (a)  the Seller Business Transfer and the AFT
Business Transfer;

       (b) the sale of the Purchased Interests by Seller to Purchaser;

       (c) the execution, delivery, and performance of the Transaction Documents; and

       (d) the performance by Purchaser and Seller of their respective covenants and obligations under this Agreement and the other Transaction Documents.

        "Contingent Payments" means payment of the Contingent
Amounts (as defined in the Contingent Note) and Holdback Amounts
(as defined in the Contingent Note), as applicable.

        "Contracts" has the meaning set forth in Section 4.16 of this Purchase Agreement.

	"Earnout Payments" shall mean the Contingent Payments and the Additional Earnout Payments, as applicable.

	"EBITDA" means the Company's earnings before interest, taxes, depreciation and amortization on a consolidated basis.

	"Environmental Action" means any complaint, summons, action, citation, notice, directive, order, claim, litigation, investigation, request for information, judicial or administrative proceeding or action, judgment, letter or other communication from any Person or Governmental Body involving or alleging violations of Environmental Requirements or Releases or threatened Releases of Hazardous Substances.

        "Environmental Requirements" means any present or future federal, state or local law, statute, ordinance, rule, regulation, order, principle of common law, judgment, decree, permit, license or other binding determination of any governmental authority applicable to the Facilities and imposing liability or establishing standards of conduct for protection of the environment (including, without limitation, natural resources, surface water, groundwater, soils, and ambient air), pollution control, protection of human health and safety, or the presence, use, generation, treatment, storage, disposal, Release, transport or handling of Hazardous Substances.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

        "Facilities" means any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired
Company and any buildings, plants, structures, or equipment
(including motor vehicles and rolling stock) currently or formerly owned or operated by any Acquired Company.

        "Faherty Loan" means that certain Loan Agreement, dated as of the Closing Date, pursuant to which Purchaser loans US $85,000 to Seller in accordance with its terms, in the form attached as Exhibit B hereto.

        "Faherty Note" means that certain Promissory Note, dated as of the Closing Date, made in favor of Purchaser and evidencing the loan from Purchaser to Seller pursuant to the Faherty Loan.

        "GAAP" means United States generally accepted accounting principles, applied on a consistent basis.

        "Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization required under the authority of any Governmental Body or pursuant to any Law.

	"Governing Documents" means, with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws, (b) if a limited liability company, the articles of organization and operating agreement, (c) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person,
(d) all equityholders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person, and (e) any amendment or supplement to any of the foregoing.

        "Governmental Body" means any:
                (a)	nation, state, county, city, town, village,
district, or other jurisdiction of any nature;

                (b)	federal, state, local, municipal, foreign, or
other government;

                (c)	governmental or quasi-Governmental Body of any
nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

                (d)	multi-national organization or body; or

                (e)	body exercising, or entitled to exercise, any
administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

        "Guaranty" means the Guaranty attached hereto as Exhibit F, dated as of the Closing Date, by and between Guarantor and Purchaser.

	"Hazardous Substances" means any substance, material, element, compound, waste or chemical that is defined, listed or otherwise classified or regulated as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous, special or solid waste under any Environmental Requirement, including, without limitation, petroleum and its refined products, polychlorinated biphenyls, radioactive or explosive materials, radon, and any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Requirements.

	"Henry Employment Agreement" means that certain Employment Agreement, dated as of June 1, 2005, by and between Seller and David Henry.

	"Indebtedness" means (a) any indebtedness for money borrowed or issued in substitution for or exchange of indebtedness for borrowed money, (b) any indebtedness evidenced by any note, bond, debenture or other debt security, (c) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than thirty days past due), (d) any commitment by which a Person assures a creditor against loss
(including contingent reimbursement obligations with respect to letters of credit), (e) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (f) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (g) any indebtedness secured by a Lien on a Person's assets, (h) any derivatives, and (i) accrued interest to and including the Closing Date in respect of any of the obligations described in the foregoing clauses (a) through (h) of this definition and all premiums, penalties, charges, fees, costs, expenses and other amounts due in connection with the payment and satisfaction in full of such obligations.

	"Insider" means any officer, executive employee, partner or Affiliate of any Acquired Company or any individual related to any such Person.

        "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States
Department of the Treasury.

        "Law" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

        "Lien" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

	"Losses" means any and all claims, costs, expenses (including costs of investigation, attorneys' fees and court costs), judgments, actions, suits, proceedings, penalties, fines, damages, losses and liabilities of any kind or nature.

	"Material Adverse Effect" means any material adverse effect in the condition (financial or otherwise), operations, results of operations, prospects, or assets of Seller, AFT, the Acquired Companies or the Business.

        "Membership Interests" shall mean the "Interests" as defined in the Company Operating Agreement.

        "Nonqualified Stock Options" means the nonqualified stock options to purchase 100,000 shares of common stock of Purchaser issued to each of Guarantor and David Henry on the Closing Date, in accordance with its terms and conditions.

        "Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

        "Permitted Liens" means (a) statutory liens for current Taxes or other governmental charges with respect to the Facilities not yet due and payable, (b) mechanics, carriers, workers, repairers and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which could not, individually or in the aggregate, have a Material Adverse Effect, (c) zoning, entitlement, building and other land use regulations of record imposed by Governmental Bodies having jurisdiction over the Facilities which are not violated by the current use and operation of the Facilities, (d) covenants, conditions, restrictions and easements of record and other matters of record affecting title to the Facilities which do not materially interfere with the use or occupancy of the Facilities as currently used in the Business, and (e) liens set forth on Exhibit I attached hereto.

        "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

	"Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

	"Proprietary Rights" means all (a) patents, patent applications, patent disclosures and inventions, (b) trademarks, service marks, trade dress, trade names, logos, internet domain names and company names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software (including source code and executable code), data, data bases and documentation thereof (excluding off-the-shelf software programs), (f) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (g) other intellectual property rights, and (h) copies and tangible embodiments thereof (in whatever form or medium).

	"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Substance (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance) into the indoor or outdoor environment.

        "Securities Act" means the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

        "Seller Business Transfer" means the transfer of substantially all of the assets and certain liabilities of Seller from Seller to the Company contemplated by Section 6.7 herein.

        "Seller Disclosure Schedule" means the Disclosure Schedule delivered by Seller and AFT to Purchaser concurrently with the execution and delivery of this Agreement.

	"Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, fee, assessment or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and any Tax liability for which a Person is liable as a transferee or successor, as an indemnitor, guarantor, surety or in a similar capacity under any contract, or under Treasury Regulation Section 1.1502-6 or any comparable provisions of state, local or foreign tax Law and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other person.

        "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Transaction Documents" means this Agreement, the Guaranty, the Contingent Note, the Nonqualified Stock Options and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party in connection with the transactions contemplated by this Agreement.

    ARTICLE 2.  SALE AND TRANSFER OF PURCHASED INTERESTS; CLOSING

	2.1	Purchased Interests.  Upon the terms and subject to the
conditions of this Agreement, at the Closing (as defined herein), Seller shall sell, transfer and deliver 60% of the Membership Interests (the "Purchased Interests") to Purchaser, and Purchaser shall purchase the Purchased Interests from Seller, free and clear of any and all Liens except the Permitted Liens.

	2.2	Purchase Price.  Subject to the terms and conditions
set forth in this Agreement, the consideration for the Purchased
Interests (the "Purchase Price") shall consist of:

                (a)	cash in the amount of U.S. $1,535,000 (the
"Initial Purchase Price"), which shall be paid by Purchaser to Seller and its designees on the Closing Date by wire transfer of immediately available funds to the bank account designated in Section 2.4;

                (b)	cash in the amount of U.S. $50,000 (the
"Hold-Back Amount"), which shall be paid by Purchaser to Seller after the Closing Date within three (3) business days after the Company and AFT shall have obtained all Governmental Authorizations set forth in
Section 4.20(b) of the Seller Disclosure Schedule to the extent necessary for the conduct of the Business (as agreed-to between the parties).

                (c)	the Earnout Purchase Price (as defined in
Section 2.3 herein); and

                (d)	the Nonqualified Stock Options.

	2.3	Earnout Purchase Price.

                (a)	Contingent Note. At Closing, Purchaser shall
grant a contingent promissory note, made in favor of Seller in the amount of $900,000, and in the form attached as Exhibit C hereto
(the "Contingent Note").





                (b) 	Additional Earnout Payments.

                	(i) If the Acquired Companies' EBITDA for their 2009 fiscal years equals or exceeds $2,000,000 (the "EBITDA Target"), Purchaser shall pay Seller an additional amount equal to 20% of the dollar amount by which actual EBITDA of the Acquired Companies' 2009 fiscal years exceeds $2,000,000, up to a maximum additional earnout payment pursuant to this Section 2.3(b)(i) of $500,000 (the "First Additional Earnout Payment").

                	(ii) If the Acquired Companies' EBITDA
for their 2010 fiscal years equals or exceeds the EBITDA Target, Purchaser shall pay Seller an additional amount equal to 20% of the dollar amount by which actual EBITDA of the Acquired Companies' 2010 fiscal years exceeds EBITDA Target, up to a maximum additional earnout payment pursuant to this Section 2.3(b)(ii) of $500,000 (the "Second Additional Earnout Payment").

                	(iii) If the Acquired Companies' EBITDA
for their 2011 fiscal years equals or exceeds the EBITDA Target, Purchaser shall pay Seller an additional amount equal to 20% of the dollar amount by which actual EBITDA of the Acquired Companies' 2011 fiscal years exceeds $2,000,000, up to a maximum additional earnout payment pursuant to this Section 2.3(b)(iii) of $500,000 (the "Third Additional Earnout Payment").

                	(iv) If the Acquired Companies' EBITDA for their 2012 fiscal years equals or exceeds the EBITDA Target, Purchaser shall pay Seller an additional amount equal to 20% of the dollar amount by which actual EBITDA of the Acquired Companies' 2012 fiscal years exceeds the EBITDA Target, up to a maximum additional earnout payment pursuant to this Section 2.3(b)(iv) of $500,000
(the "Fourth Additional Earnout Payment," together with the First Additional Earnout Payment, the Second Additional Earnout Payment and the Third Additional Earnout Payment, the "Additional Earnout Payments"). The amount of the Additional Earnout Payments, if any, and the amount of the Contingent Payments actually paid pursuant thereto and this Section 2.3(a) shall constitute the Earnout Purchase Price.

                (c)	Determination of EBITDA. EBITDA shall be
determined at the end of each of the Company's fiscal years 2009, 2010, 2011, and 2012, in accordance with the provisions of this
Section 2.3. EBITDA shall be calculated by Purchaser in accordance with GAAP pursuant to Purchaser's historical practices, consistently applied in accordance with past practice, which calculation shall be due no later than 90 days after the end of the fiscal year to which the calculation of EBITDA relates. Absent manifest error, the calculation of EBITDA pursuant to this Section 2.3(b) shall not be subject to challenge or objection by Seller or AFT

                (d)	Payment of Earnout Purchase Price. Purchaser
shall deliver or cause to be delivered to Seller, by no later than 90 days after the end of the fiscal year to which a Contingent Payment or Additional Earnout Payment relates, (i) the balance sheet of the Acquired Companies and the related audited statements of income and cash flows as at and for the period ending for such fiscal year (collectively, the "Post-Closing Financial Statements") and (ii) a calculation certificate setting forth the calculation of EBITDA (and any Earnout Payment due as a result of such calculation of EBITDA) for such fiscal year (each a "Calculation Certificate"). Provided that no Dispute Notice (defined below) is delivered to Purchaser, Purchaser shall deliver or cause to be delivered to Seller the Earnout Payment then due and payable within forty-five (45) days after the date of the Calculation Certificate to which a Contingent Payment or Additional Earnout Payment relates. In the event a Dispute Notice is delivered to Purchaser, Purchaser shall deliver or cause to be delivered to Seller the undisputed portion (if any) of the Earnout Payment then due and payable within forty-five (45) days after the date of the Calculation Certificate to which a Contingent Payment or Additional Earnout Payment relates.

		(e)	Dispute Procedures.  If Seller should desire to
dispute any Post-Closing Financial Statements or Calculation Certificate delivered by Purchaser, it shall notify Purchaser of any disputed items, providing reasonable detail of the nature of the dispute within thirty (30) following its receipt thereof (the
"Dispute Notice'). The parties shall attempt in good faith to reconcile such dispute within forty-five (45) days after the expiration of said thirty (30) day period. If the parties are unable to agree upon the resolution of such dispute during such time, the matter shall be submitted to a mutually agreed upon accounting firm (the "Arbitrating Accountant") and any disputed amounts shall thereafter be determined by the Arbitrating Accountant. The determination by the Arbitrating Accountant shall be binding on, and non-appealable, by Seller and Purchaser. All amounts owing by either party with respect to any Earnout Payment shall be remitted in full without demand not later than ten (10) days following the date on which the determination of the Arbitrating Accountant shall be rendered. The fees and expenses of the Arbitrating Accountant incurred in the resolution of such dispute shall be borne by the parties in such proportion as is appropriate to reflect the relative benefits received by Seller on the one hand and Purchaser on the other from the resolution of the dispute. For example, if Seller challenges the calculation of an Earnout Payment by an amount of $100,000, but the Arbitrating Accountant determines that Seller has a valid claim for only $40,000, Seller shall bear 60% of the fees and expenses of the Arbitrating Accountant and Purchaser shall bear the other 40% of such fees and expenses.

	2.4	Payment of Purchase Price.  Purchaser will pay, or
cause to be paid, the Initial Purchase Price, the Hold-Back Amount, and any Earnout Payments by wire transfer of immediately available funds to Seller as follows:

        A sum equal to $1,416,125 of the Initial Purchase Price,
                  and all other payments hereunder to:
                          Huntington Bank
                         336 Fourth Avenue
                        Pittsburg, Pa 15222
                    ABA Routing No. 044000024
                      Acct. No. 02108939903
                 Acct. Name: Ronald K. Faherty

       A sum equal to $118,875 to of the Initial Purchase Price to:
                          Harris Bank NA
                         111 West Monroe
                        Chicago, IL 60603
                   ABA Routing No. 071025661
                      Acct. No. 4803201765
            Acct. Name: Transcapital Partners, LLC


	2.5	Setoff of Certain Guaranty Obligations.  Purchaser
shall have the right to offset, on a dollar for dollar basis, (i) any payments made as a result of the Acquired Companies' guaranty of Indebtedness pursuant to the agreements set forth on Schedule 2.5, and (ii) any payments made by or on behalf of Purchaser or any Acquired Company in connection with the litigation and proceedings required to be disclosed on Section 4.8 of the Seller Disclosure Schedule against any portion of the Initial Purchase Price or any portion of the Purchase Price to be paid pursuant to Section 2.2(b).

                  ARTICLE 3.  CLOSING

	3.1	Closing. Subject to the satisfaction of the
conditions precedent set forth in Articles 7 and 8 herein, the purchase and sale of the Purchased Interests (the "Closing") provided for in this Agreement will take place at the offices of Troutman Sanders LLP, 600 Peachtree Street, NE, Atlanta, Georgia 30308, commencing at 10:00 a.m. (local time) on December 16, 2008, or such other date or manner as the Parties may mutually agree (the "Closing Date"). This Agreement shall be deemed effective as of 11:59 p.m. (local time) on the Closing Date.

	3.2	Deliveries of Seller.  At or prior to the Closing,
Seller shall deliver or caused to be delivered to Purchaser each of the following, in form and substance reasonably satisfactory to
Purchaser:

                (a)	the Company Operating Agreement, as amended
to reflect, inter alia, Purchaser's purchase of the Purchased
Interests;

                (b)	the Guaranty, duly executed by Guarantor;

                (c)	the Nonqualified Stock Options, duly executed
by Guarantor and David Henry;

                (d)	 a written opinion of counsel to Seller dated
as of the Closing Date and addressed to Purchaser, opining to the matters set forth on Exhibit D hereto;

                (e)	the Faherty Loan and the Faherty Note, each
duly executed by Seller;

                (f)	a promissory note granted to Purchaser by the
Company (the "Refinancing Note"), evidencing the loan by Purchaser to the Company (the "Refinancing Loan") to refinance the aggregate balance of the obligations listed on Exhibit E hereto (the
"Refinanced Liabilities");

                (g)	certificates executed by each of Seller, AFT
and Guarantor as to the accuracy of its respective representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to its compliance with and performance of its respective covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2;

                (h)	certificates of the Secretary of each of
Seller and AFT certifying, as complete and accurate as of the Closing Date, attached copies of the Governing Documents of Seller and AFT, as applicable, certifying and attaching all requisite resolutions or actions of Seller's and AFT's board of directors, as applicable, approving the execution and delivery of this Agreement and the consummation of the Transaction Documents, and certifying to the incumbency and signatures of the officers of Seller and AFT executing this Agreement and any other document relating to the Transaction Documents;

                (i)	a certificate in the form set forth in
Section 1.1445-2(b)(3)(iii)(B) of the Treasury Regulations certifying that Seller is not a "foreign person" within the meaning of Section 1445 of the Code;

                (j)	certificates dated as of a date not
earlier than the third business day prior to the Closing as to the good standing of Seller and AFT executed by the appropriate officials of the State of Pennsylvania;

                (k)	a written waiver by Mike Kibler with
respect all rights arising under Section 13(c) of the Henry
Employment Agreement; and

                (l)	any other documents or certificates
reasonably requested by Purchaser.

	3.3	Deliveries of Purchaser.  At or prior to the
Closing, Purchaser shall deliver to Seller each of the following, in form and substance reasonably satisfactory to Seller:

                (a)	the Initial Purchase Price in accordance
with Section 2.2(a);

                (b)	the Faherty Loan, duly executed by
Purchaser, along with the proceeds thereof in available funds;

                (c)	the Contingent Note, duly executed by
Purchaser;

                (d)	the Nonqualified Stock Options, duly
executed by Purchaser;

                (e)	the Refinancing Loan;

                (f)	a certificate executed by Purchaser as to the
accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2;

                (g)	a certificate of the Secretary of Purchaser
certifying, as complete and accurate as of the Closing Date, attached copies of the Governing Documents of Purchaser, certifying and attaching all requisite resolutions or actions of Purchaser's board of directors approving the execution and delivery of this Agreement and the consummation of the Transaction Documents, and certifying to the incumbency and signatures of the officers of Purchaser executing this Agreement and any other document relating to the Transaction Documents;
and

                (h)        a counterpart signature page to the
Company Operating Agreement, as amended to reflect, inter alia, Purchaser's purchase of the Purchased Interests.


  ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF SELLER, AFT
                    AND GUARANTOR

	Except as expressly set forth in this Agreement, Seller, AFT and Guarantor make no representation or warranty, express or implied, at law or in equity, in respect of Seller, AFT, Guarantor, any of the Acquired Companies or the Business, and any such other representations or warranties are hereby expressly disclaimed. As a material inducement to Purchaser to enter into this Agreement, each of Seller, AFT and Guarantor, jointly and not severally, hereby represent and warrant as of the date hereof (except as otherwise specifically provided herein) that:

	4.1	Organization and Good Standing.


                (a)	Each of Seller and AFT is a corporation
duly organized, validly existing, and in good standing under the laws of the State of Pennsylvania and has the power and authority to conduct the Business as it is now being conducted, to own or use the properties and assets it purports to own or use, and to perform all of its obligations under the Contracts. As of the Closing Date, each of Seller and AFT shall be duly qualified to do business as a foreign corporation and is in good standing under the laws of each state, country or other jurisdiction in which it is incorporated and in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where failure to qualify would not, individually or in the aggregate, result in a Material Adverse Effect, which jurisdictions are set forth in
Section 4.1(a) of the Seller Disclosure Schedule.

                (b) 	Each Acquired Company is a limited liability
company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the power and authority to conduct the Business as it is now being conducted, to own or use the properties and assets Seller and AFT purport to own or use, and to perform all of the obligations of Seller and AFT under the Contracts transferred pursuant to the Seller Business Transfer and the AFT Business Transfer. As of the Closing Date, each Acquired Company shall be duly qualified to do business as a foreign limited liability company and shall be in good standing under the laws of each state, country or other jurisdiction in which it is organized and in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where failure to qualify would not, individually or in the aggregate, result in a Material Adverse Effect, which jurisdictions are set forth in Section 4.1(b) of the Seller Disclosure Schedule.
                (c)	Seller and AFT have caused to be delivered
to Purchaser correct and complete copies of the Governing Documents of Seller, AFT, the Company and AFT LLC, which documents reflect all amendments made thereto. Correct and complete copies of the minute books containing the records of meetings of the shareholders and directors of Seller and AFT, and members and managers of each Acquired Company, have been furnished to Purchaser. Neither, Seller, AFT or the Acquired Companies are in default under or in violation of any provision of its Governing Documents.

	4.2	Authority of Seller, AFT and Guarantor.  Seller,
AFT and Guarantor have full power and authority to execute and deliver the Transaction Documents and to consummate the Contemplated Transactions. Seller, AFT and Guarantor have duly executed and delivered this Agreement and no other action or proceeding on the part of Seller, AFT or Guarantor is necessary to approve and authorize the execution and delivery of the Transaction Documents or the consummation of the Contemplated Transactions. Upon the execution and delivery by Seller, AFT and Guarantor of the Transaction Documents, the Transaction Documents will constitute the legal, valid and binding obligations of Seller, AFT, and Guarantor, enforceable against it in accordance with their terms.

	4.3	Title to Membership Interests; Capitalization.

                (a)	Seller is the record and beneficial owner
of 100% of the Membership Interests, free and clear of any liens except Permitted Liens. At Closing, Seller will be the record and beneficial owner of approximately 86% of the Membership Interests (the "Seller Membership Interests"), free and clear of any Liens except Permitted Liens, and AFT will be the record and beneficial owner of approximately 14% of the Membership Interests (the "AFT Membership Interests"), free and clear of any Liens except Permitted Liens. The Membership Interests are not, and the Seller Membership Interests and AFT Membership Interests will not be subject to, nor be issued in violation of, any preemptive rights or rights of first refusal. The Membership Interests are validly issued, fully paid and nonassessable and free of any restrictive legends or liens (except Permitted Liens) except as may be required under the Securities Act. At Closing, all of the outstanding Seller Membership Interests and AFT Membership Interests will be, and when purchased by Purchaser in accordance herewith will be, validly issued, fully paid and nonassessable and shall be free of any restrictive legends or Liens (except Permitted Liens) except as may be required by the Securities Act.

                (b)	At Closing, the Seller Membership Interests
and AFT Membership Interests will constitute all outstanding equity interests in the Company. There are no outstanding or authorized options, warrants, rights (including preemptive rights), contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments providing for the issuance, disposition or acquisition of any interests in the Company. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the interests of the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its equity interests.

	4.4	Title to AFT Membership Interest.  AFT is the record
and beneficial owner of 100% of the outstanding Membership Interests in AFT LLC (the "AFT LLC Membership Interests"), free and clear of any liens except Permitted Liens. At Closing, the Company will be the sole record and beneficial owner of all of the AFT LLC Membership Interests, free and clear of any Liens except Permitted Liens. The AFT LLC Membership Interests are not subject to, nor issued in violation of, any preemptive rights or rights of first refusal. There are no outstanding or authorized options, warrants, rights (including preemptive rights), contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments providing for the issuance, disposition or acquisition of any interests in AFT LLC. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to AFT LLC. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the AFT LLC Membership Interests. AFT LLC is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its equity interests.

	4.5	Subsidiaries and Investments. A list of the
subsidiaries of the Company is provided on Section 4.5 of the Seller Disclosure Schedule. Except as set forth in Section 4.5 of the Seller Disclosure Schedule, the Company does not own or hold the right to acquire any security or interest in any other Person.

	4.6	No Violation; Consents. Except as set forth in
Section 4.6 of the Seller Disclosure Schedule, the execution, delivery and performance by Seller, AFT and Guarantor of this Agreement, and each other Transaction Document, the consummation of the Contemplated Transactions, and the fulfillment of and compliance with the terms and conditions hereof and thereof do not and will not, with or without the passing of time or the giving of notice, or both:

                (a)	violate or conflict with any provision of the
Governing Documents of Seller, AFT or the Acquired Companies;

                (b)	material breach or otherwise constitute or give
rise to a material default under, result in the loss of any benefit under or permit the acceleration of any obligation under any contract, commitment or other obligation to or by which Seller, AFT, Guarantor or any Acquired Company is a party or is bound (which contracts, commitments or other obligations are material, individually or in the aggregate);

                (c)	violate in any material respect any statute,
ordinance, Law, rule or regulation or any judgment, Order or decree of any court or other Governmental Body to which Seller, AFT, Guarantor or any Acquired Company is subject;

                (d)	result in a prohibited transaction as defined
in Section 406 of ERISA or Section 4975 of the Code for which there is no exemption or a breach of fiduciary duty under ERISA; or

                (e)	require any material Consent, approval, order
or authorization of, notice to, or filing, recording, registration or qualification with any court or other Governmental Body.

	4.7	Financial Statements. Seller and AFT have delivered
to Purchaser (a) the balance sheet of Seller and AFT as of December 31, 2007 (including the notes thereto, the "Fiscal Year-End Balance
Sheet") and the balance sheet of Seller and AFT as of December 31, 2006 (including the notes thereto) and the related unaudited statements of income, changes in member' equity, and cash flow for each of the fiscal years then ended (collectively, the "Fiscal Year-End Financial Statements"); and (b) the balance sheet of Seller and AFT as of June 30, 2008 (including the notes thereto, the "Interim Balance Sheet"), and the related unaudited statements of income, changes in members' equity, and cash flow for the six months then ended (collectively, the "Interim Financial Statements"). The Fiscal Year-End Financial Statements and the Interim Financial Statements (collectively, the "Financial Statements") and notes are accurate and complete in all material respects, are consistent with Seller and AFT's respective books and records, present fairly in all material respects Seller and AFT's respective financial condition and results of operations as of the times and for the periods referred to therein, and have been prepared all material respects in accordance with GAAP

                (b)	All projections provided to Purchaser by
Seller and AFT have been prepared in good faith and reflect performance levels Seller and AFT reasonably believe can be achieved (specifically excluding from such consideration, however, any adverse effects relating thereto resulting from or arising with respect to the conditions generally affecting the U.S. economy and trucking industry).

	4.8	Absence of Undisclosed Liabilities.  To Seller's
knowledge, and except as otherwise set forth in Schedule 4.8 of the Seller Disclosure Schedule, Seller and AFT have no material obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when asserted) of the type required to be reflected in a balance sheet prepared in accordance with GAAP, except (a) liabilities reflected on the liabilities side of the Interim Balance Sheet or the Fiscal Year-End Balance Sheet or footnotes thereto and (b) liabilities that have arisen after the date of the Interim Balance Sheet in the ordinary course of business consistent with past practices or otherwise in accordance with the terms and conditions of this Agreement (none of which is a liability for breach of contract, breach of warranty, tort or Infringement or a claim or lawsuit or an environmental liability).

	4.9	Books and Records.  The books of account, minute
books, membership interest record books, and other records of Seller, AFT and the Acquired Companies have been made available to Purchaser and are complete and correct in all material respects. At the Closing, all of the books and records of the Acquired Companies will be in the possession of the respective Acquired Company.

	4.10	Absence of Certain Developments.  Except as set
forth in Section 4.10 of the Seller Disclosure Schedule, since
June 30, 2008, neither Seller, AFT nor any Acquired Company has:
(a) suffered any change or suffered any theft, damage, destruction or casualty loss to its assets, whether or not covered by insurance that has had a Material Adverse Effect; (b) except for the transfer of assets contemplated by the Seller Business Transfer and the AFT Business Transfer, sold, assigned, leased or transferred any of its assets, except in the ordinary course of business consistent with past practices; (c) except in connection with the transfer of assets contemplated by the Seller Business Transfer and the AFT Business Transfer, permitted any of its shares or the Membership Interests to be sold, redeemed or transferred; (d) permitted any of its assets, shares or the Membership Interests to become subject to any lien, security interest or other encumbrance of any kind or nature; (e) except in connection with the transfer of assets contemplated by the Seller Business Transfer and the AFT Business Transfer, issued additional shares or participated in any merger or plan of share exchange; (f) entered into, amended, waived any material right under or terminated any contract, lease, instrument, license or permit relating to its Business, customers or creditors, or taken any other action or entered into any other transaction except in the ordinary course of business consistent with past practices;
(g) hired or terminated any of its employees, except for cause or in the ordinary course of business; (h) paid, declared or accrued any bonuses, increases in salaries or compensation for services, except in the ordinary course of business consistent with past practices; (i) incurred any Indebtedness or otherwise made any loans or advances to, or guarantee for the benefit of, or extended any credit or granted any discounts to, any person or entity;
(j) except for the transfer of assets contemplated by the Seller Business Transfer and the AFT Business Transfer and matters pertaining thereto, engaged in any transaction with any related party, Insider or Affiliate, except in the ordinary course of business; (k) except for the transfer of assets contemplated by the Seller Business Transfer and the AFT Business Transfer and matters pertaining thereto, made any distributions or paid any dividends with respect to the membership interests of any Acquired Company or made any other distributions; (l) made or committed to any capital expenditure which for any individual item represents an amount greater than $25,000; or (m) committed to do any of the foregoing.

	4.11	Title to Assets.

                (a)	Seller and AFT have good and marketable
title to, or a valid leasehold interest in, the properties and assets shown on the Interim Balance Sheet or acquired thereafter, free and clear of all Liens, except Permitted Liens and the Refinanced Liabilities, and except for properties and assets disposed of in the ordinary course of business and consistent with past practices since the date of the Interim Balance Sheet. To the knowledge of Seller and AFT, Seller's and AFT's buildings, equipment and other tangible assets are in good operating condition (normal wear and tear excepted) and are fit for use in the ordinary course of business.

                (b)	Seller and AFT own or lease all buildings,
machinery, equipment, and other tangible assets necessary for the conduct of the Business as presently conducted.

        4.12	Real Property.

                (a)	The Acquired Companies do not own any real
property and are not parties to any agreement or option to purchase any real property or interest therein.

                (b)	Section 4.12(b) of the Seller Disclosure
Schedule sets forth each of the leases or subleases of the Acquired Companies (each a "Real Property Lease" and, collectively, the "Real Property Leases") by which the Company, AFT LLC, or any Acquired Company as lessee, leases real property, including the right to all security deposits and other amounts and instruments deposited for or on behalf of the Company, AFT LLC, or any Acquired Company as applicable, thereunder (collectively, such parcels of real property are "Leased Real Property"). The Leased Real Property is in all material respects in an operating condition and state of repair sufficient for the Acquired Companies to continue to conduct the Business conducted thereon consistent with past practice. Each of the Real Property Leases is in full force and effect. Seller and AFT have delivered to Purchaser true, correct, complete and accurate copies of each of the Real Property Leases described in
Section 4.12(b) of the Seller Disclosure Schedule. With respect to each Real Property Lease listed in Section 4.12(b) of the Seller Disclosure Schedule: (i) the Real Property Lease is legal, valid, binding, enforceable, in full force and effect, and the applicable Acquired Company holds a valid and existing leasehold or subleasehold interest under each such Real Property Lease; (ii) the Real Property Lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing and without any increased or additional payment as a result of the transactions contemplated by this Agreement; (iii) no Acquired Company or any other party to the Real Property Lease is in material breach or default and, to Seller's knowledge, no event has occurred which, with notice or lapse of time or both, would constitute such a material breach or default or permit termination, modification or acceleration under the Real Property Lease; (iv) the Acquired Companies have not, and, to the knowledge of Seller or AFT, no other party has, repudiated any provision thereof; (v) the Acquired Companies have not, and, to the knowledge of Seller or AFT, no other party has, initiated any disputes or forbearance programs with respect to the Real Property Lease; (vi) no security deposit or portion thereof deposited with respect to such Real Property Lease has, to Seller's knowledge, been applied in respect of a breach or default under such Real Property Lease which has not been re-deposited in full; and (vii) the Acquired Companies have not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Real Property Lease.

	4.13	Accounts Receivable.  Except as set forth in
Section 4.13 of the Seller Disclosure Schedule, all accounts receivable of Seller and AFT that are reflected on the Fiscal Year-End Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing
Date (collectively, the "Accounts Receivable"), which Accounts Receivable shall be transferred to the Company pursuant to the Seller Business Transfer and the AFT Business Transfer, represent or will represent, as applicable, valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Except as set forth in
Section 4.13 of the Seller Disclosure Schedule, and unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Fiscal Year-End Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date. To Seller's knowledge, there is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

	4.14	Inventory.  [Intentionally Omitted]

	4.15	Taxes.

                (a)	Seller, AFT, and the Acquired Companies have
each filed all Tax Returns that are or were required to be filed by them. All such Tax Returns were correct and complete in all material respects. All Taxes due and owing by the Acquired Companies, Seller or AFT (whether or not shown on any Tax Return) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company.

                (b)	There is no dispute or claim concerning any
Tax liability of the Acquired Companies, Seller or AFT either (i) claimed or raised by any authority in writing or (ii) as to which Seller, AFT or any Acquired Company has knowledge.

                (c)	Section 4.15(c) of the Seller Disclosure
Schedule lists all federal, state, local, and foreign Tax Returns filed with respect to the Acquired Entities, Seller and AFT for taxable periods ended on or after December 31, 2001 that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller and AFT have delivered to Purchaser correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by Seller, AFT or the Acquired Entities. None of the Acquired Entities, Seller or AFT has (i) waived any statute of limitations in respect of Taxes or (ii) agreed to any extension of time with respect to a Tax Return, Tax assessment or Tax deficiency.

                (d)	None of Acquired Company, Seller or AFT
is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local, or foreign Tax Law). None of Acquired Company, Seller or AFT is a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). None of the Acquired Companies, Seller or AFT is a party to or bound by any tax allocation or sharing agreement. None of the Acquired Companies, AFT or Seller (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than such Acquired Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

                (e)	The unpaid Taxes of the Acquired
Companies, AFT and Seller (i) did not, as of the most recent fiscal Period end, materially exceed the provision for Tax liability set forth on the face of the balance sheet provided
Buyer covering such period (rather than in any notes thereto) and (ii) will not materially exceed that provision for Tax liability as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Acquired Companies, Seller and AFT in filing its Tax Returns.

                (f)	No Acquired Company will be required to
include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Code
Section 7121 (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Tax
Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

                (g)	No Acquired Company has paid, directly or
indirectly, separately or in the aggregate, a fee of $50,000 or more to an advisor who has placed a limitation on disclosure of the "tax treatment" or "tax structure" (as such terms are defined in Treasury Regulation Section 1.6011-4(c)) of any transactions described in or contemplated by this Agreement where such Limitation on disclosure protects the confidentiality of that advisor's tax strategies.

	4.16	Contracts and Commitments.

                (a)	Section 4.16(a) of the Seller Disclosure
Schedule sets forth a correct and complete list of each of the following to which any Acquired Company is a party or by which it or its assets or the Business is bound or affected, whether written or oral (collectively, the "Contracts"): (i) collective bargaining agreements or contracts with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan; (ii) contracts relating to employment, confidentiality, non-competition and/or Proprietary Rights, and any agreement providing for severance or change of control benefits; (iii) agreements, indentures or other arrangements relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any of its assets; (iv) contracts under which such entity has advanced or loaned any other Person amounts in the aggregate exceeding $20,000; (v) contract relating to lending or investing of funds; (vi) licenses or royalty agreements; (vii) guarantees of any obligation, other than endorsements made for collection; (viii) management, consulting, advertising, marketing, promotion, technical services, advisory or other similar contracts or arrangements relating to the Business; (ix) agreements with any customer or material supplier; (x) leases or agreements under which it is lessee of, or holds or operates, any personal property owned by any other party calling for payments in excess of $20,000 annually; (xi) leases or agreements under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it; (xii) contracts or group of related contracts with the same party continuing over a period of more than six (6) months from the date or dates thereof, not terminable by it on thirty (30) days or less notice without penalties, or involving more than $20,000; (xiii) contracts which prohibit any Acquired Company or any of its officers or employees from freely engaging in business anywhere in the world; (xiv) agreements under which the consent of any Person or Governmental Authority is required as a result of the transactions contemplated by any of the Transaction Documents; (xv) joint venture agreements or agreements relating to the acquisition or sale of any company, business, division or other enterprise, whether in the form of stock purchase, asset acquisition or otherwise; (xvi) agreements, contracts or commitments for the purchase or sale of any goods or services at rates or terms which are materially different from generally available rates or terms, including purchase or sale commitments entered into in settlement of claims or prior obligations; or (xvii) agreements material to any Acquired
Company whether or not entered into in the ordinary course.

                (b)	Each contract, agreement or commitment
required to be disclosed in Section 4.16(a) of the Seller Disclosure Schedule was entered into in the ordinary course of business consistent with past practices, is in full force and effect, is valid and enforceable in accordance with its terms, and constitutes a legal and binding obligation of the Acquired Companies, and to the knowledge of Seller or AFT, each other party thereto. The Acquired Companies have neither given nor received, and, to the knowledge of Seller or AFT, no fact or circumstance exists which could reasonably be expected to give rise to, with the passage of time or the giving of notice or both, any material breach, notice of material default, termination or partial termination under any contract, agreement or commitment required to be disclosed in Section 4.16(a) of the Seller Disclosure Schedule, and there is no existing or continuing default by any Acquired Company or, to the knowledge of Seller or AFT, any other party in the performance or payment of any obligation under any such contract, agreement or commitment which could reasonably be expected to cause a Material Adverse Effect, and each Acquired Company is in compliance in all material respects with the provisions of each such contract, agreement or commitment. Seller and AFT have no knowledge of any anticipated breach or expectation or intention on the part of any party to not fully perform any obligation under any such contract, agreement or commitment.

                (c)	Except as set forth on Section
4.16(c) of the Seller Disclosure Schedule, Seller and AFT have provided Purchaser with true and correct copies of all written contracts which are required to be disclosed in
Section 4.16(a) of the Seller Disclosure Schedule, in each case together with all amendments, waivers or other changes thereto (all of which are disclosed in Section 4.16(a) of the Seller Disclosure Schedule). Section 4.16(c) of the Seller Disclosure Schedule also contains an accurate and complete description of all material terms of any oral contracts referred to therein.

                (d)	Except as set forth in Section 4.16(d)
of the Seller Disclosure Schedule, Seller or AFT have no knowledge of any circumstances that may reasonably be expected to give rise to, any material contract otherwise required to be disclosed in Section 4.16(a) that relates to the Business of, or any of the assets owed or used by, any Acquired Company.

	4.17	Proprietary Rights.

                (a)	Section 4.17(a) of the Seller
Disclosure Schedule contains a complete and accurate list of all
(i) patented or registered Proprietary Rights owned or used by any Acquired Company; (ii) pending patent applications and applications for registrations of other Proprietary Rights filed by any Acquired Company; (iii) material unregistered trade names, internet domain names and company names owned or used by any Acquired Company; and (iv) material unregistered trademarks, service marks, and computer software owned or used by any Acquired Company. Section 4.17(a) of the Seller Disclosure Schedule also contains a complete and accurate list of all licenses and other rights granted by any Acquired Company to any third party with respect to any Proprietary Rights and all licenses and other rights granted by any third party to any Acquired Company with respect to any Proprietary Rights, in each case identifying the subject Proprietary Rights. Each Acquired Company owns, free of all Liens (except Permitted Liens), all right, title and interest to, or has the right to use pursuant to a valid written license or otherwise, all Proprietary Rights necessary for the operation of the Business, and such rights will be owned or made available for use by Purchaser after the Closing on terms and conditions identical to those under which it owned or used such rights prior to the Closing.

                (b)	Except as otherwise set forth in Section
4.17(b) of the Seller Disclosure Schedule:

        (i)	No Acquired Company has granted any license or made
any assignment of any of its Proprietary Rights, and no Person other than such Acquired Company has any right to use any such owned Proprietary Rights.

        (ii)	No Acquired Company pays any royalties or other
consideration for the right to	use any Proprietary Rights of
others.

        (iii)	No methods, processes, procedures, apparatus or
equipment, used or held for use by the Acquired Companies, use or include any proprietary or confidential information or any trade secrets misappropriated from another Person.

        (iv)	To the knowledge of Seller or AFT, the Acquired
Companies have no proprietary or confidential information that is owned or claimed by third parties and that is not rightfully in the possession of the Acquired Companies, and the Acquired Companies have complied in all material respects with all contracts governing the disclosure and use of proprietary or confidential information.

                (c)	All statements contained in all
applications prepared by the Acquired Companies for the registration of its Proprietary Rights were, are and will be, as the case may be, true, correct and complete in all material respects.

                (d)	No Acquired Company has materially
interfered with, infringed upon, misappropriated or otherwise come into conflict with any Proprietary Rights of any third parties, and, to the knowledge of the Acquired Companies, Seller or AFT, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of the Acquired Companies.

                (e)	No Acquired Company is in breach, in any
material respect, of any agreement or arrangement under which it acquired a claim in any Proprietary Rights.

	4.18	Litigation; Proceedings.  Except as set forth in
Section 4.18 of the Seller Disclosure Schedule, (i) there are no actions, suits, complaints, charges, proceedings, orders, claims which to Seller or AFT have received written notice of pending or, to the knowledge of Seller or AFT, threatened against any Acquired Company or, in connection with the Business, any of its Affiliates at law or in equity, or before or by any Governmental Body (including any actions, suits, complaints, charges, proceedings with respect to the transactions contemplated by this Agreement) which could reasonably be expected to cause a Material Adverse Effect; nor have there been any such actions, suits, proceedings, orders or claims pending against any Acquired Company or any of its Affiliates during the past three years; (ii) no Acquired Company or, in connection with the Business, any of its Affiliates is subject to any grievance arbitration or other proceedings;
(iii) no Acquired Company or any of its Affiliates is subject to any judgment, order or decree of any court or other Governmental
 Body (or settlement enforceable therein the terms of which have not been satisfied in full); (iv) there are no investigations by any Governmental Body pending or, to Seller's knowledge, threatened against any Acquired Company or, in connection with the Business, any of its Affiliates at law or in equity, nor has there been any such investigation during the past three years;
and (v) no Acquired Company has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed to any liability which may be material to the Company.

	4.19	Brokerage.  Except as set forth in Section 4.19
of the Seller Disclosure Schedule, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller, AFT or the Acquired Companies.

	4.20	Governmental Authorizations.  Section 4.20(a) of
the Seller Disclosure Schedule contains a complete listing of all material Governmental Authorizations owned or possessed, as of the date of this Agreement and immediately prior to the Seller Business Transfer and the AFT Business Transfer, by each of Seller and AFT and their respective employees or used by Seller and AFT and their respective employees in the conduct of the Business. Except where the failure to maintain such could not reasonably be expected to cause a Material Adverse Effect, and except the Governmental Authorization set forth on Schedule 4.20(b), each Acquired Company or its employees, as the case may be, will own or possess as of the Closing Date all Governmental Authorizations that are necessary to conduct the Business, including all material Governmental Authorizations required under any Law. Each of Seller and AFT and their respective employees (as applicable) are in compliance in all material respects with the terms and conditions of all material Governmental Authorizations held by it and have received no written notices in the past three years that it is in violation of any of the terms or conditions of such Governmental Authorizations. Each of Seller and AFT or their respective employees (as applicable) has taken all necessary action to maintain such Governmental Authorizations. No loss or expiration of any such Governmental Authorizations is pending or, to Seller's knowledge, threatened, other than expiration in accordance with the terms thereof.
Other than normal and customary filing and processing fees, no payments will be required to be made in connection with any Governmental Authorizations as a result of the Contemplated Transactions.

	4.21	Employees.  Section 4.21 of the Seller
Disclosure Schedule sets forth a complete and accurate list of all employees or independent contractors of the Acquired Companies who perform services in connection with the Business, including their names, positions, salaries or rates of pay (including bonuses) during the twelve (12) months preceding the Closing Date and the status of each such Person as active, on leave, full-time, part-time or otherwise. With respect to the Business during the two (2) years preceding the Closing Date:
(i) there is no collective bargaining agreement or relationship with any labor organization; (ii) no executive employee (A) has given any Acquired Company notice of resignation or intention to terminate such employee's employment or, to the knowledge of the Acquired Companies, Seller or AFT, intends or has expressed an intention or desire to do so; or (B) to the knowledge of the Company, Seller or AFT, is a party to any confidentiality, non-competition, proprietary rights or other similar agreement that would be material to the performance of such employee's employment duties or the ability of any Acquired Company to conduct the Business; (iii) to the knowledge of the Acquired Companies, Seller or AFT, no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (iv) to the knowledge of the Acquired Companies, Seller or AFT, no union organizing efforts are underway or threatened and no other question concerning representation (or foreign equivalent) exists; (v) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the knowledge of any Acquired Company, Seller or AFT, threatened; (vi) to the knowledge of the Acquired Companies, Seller or AFT, there is no significant workman's compensation liability, change in experience rating or pending matter; (vii) there is no material employment-related charge, complaint, grievance, inquiry or obligation of any kind, pending or, to the knowledge of any Acquired Company, Seller or AFT, threatened, in any forum, relating to an alleged violation or breach by any Acquired Company (or its officers or managers) of any Law or contract; and (viii) to the knowledge of any Acquired Company, Seller or AFT, no employee or agent of any Acquired Company has committed any act or omission giving rise to material liability for any violation or breach identified in subsection
(vii) above. Each Acquired Company has complied with, and is in compliance with, in all material respects, all applicable Laws relating to the employment of personnel and labor, including all Laws relating to worker health and safety requirements.

	4.22	Employee Benefit Matters. At all time during the
two (2) years preceding the Closing Date:

                (a)	Except as set forth in Section 4.22(a) of
the Seller Disclosure Schedule, with respect to current or former employees of each Acquired Company, neither Seller, AFT, nor any Acquired Company maintains or contributes to or has actual or potential liability with respect to any "employee benefit plan"
(as defined in Section 3(3) of ERISA), or any other employee benefit plan, program, policy, arrangement or agreement, including stock option, stock purchase, and welfare and fringe benefit plans. Each item listed in Section 4.22(a) of the Seller Disclosure
Schedule is referred to herein as a "Plan" and, collectively, as the "Plans."

                (b)	Except as set forth in Section 4.22(b) of
the Seller Disclosure Schedule, neither, Seller, AFT nor any Acquired Company or ERISA Affiliate has ever contributed to any "multiemployer pension plan" (as defined in Section 3(37) of ERISA), and no Acquired Company or any ERISA Affiliate has ever maintained or contributed to any "defined benefit plan" (as defined in Section 3(35) of ERISA). No Acquired Company or any ERISA Affiliate maintains or contributes to any Plan which provides health, accident, life insurance or other welfare-type benefits to former employees, their spouses or dependents, other than the health continuation coverage that may be required by Section 4980B of the Code ("COBRA").

"                (c)	The Plans (and related trusts and insurance
contracts) have been maintained, funded and administered in accordance with their terms and the requirements of applicable Laws, including ERISA and the Code. All material contributions, premiums or payments which are due on or before the Closing Date (including, without limitation, as a result of the transactions contemplated by this Agreement) under each Plan have been paid. Each Plan which is intended to be qualified under Section 401(a) of the Code (i) has received a determination from the Internal Revenue Service that such Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of such Plan; (ii) has been amended on a timely basis to comply with the tax legislation commonly referred to as "GUST" and "EGTRRA," and all regulations; and (iii) has been submitted timely to the Internal Revenue ervice for an updated favorable determination letter which considers the terms of such Plan as amended.

                (d)	All required reports and descriptions
(including Form 5500 annual reports, summary annual reports and summary plan descriptions) with respect to the Plans have been properly and timely filed in all material respects with the appropriate Governmental Body and distributed to participants as required. Each Acquired Company and ERISA Affiliate has materially complied with the requirements of COBRA.

                (e)	With respect to each Plan, (i) there
have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code; (ii) no fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Plans; and (iii) no actions, investigations, suits or claims with respect to the assets thereof (other than routine claims for benefits) are pending or threatened, and no Acquired Company, Seller or AFT knows of any facts which would give rise to or could reasonably be expected to give rise to any such actions, suits or claims.

                (f)	With respect to each of the Plans, each
Acquired Company, Seller and AFT have made available to Purchaser true and complete copies of (i) the plan documents, summary plan descriptions and summaries of material modifications and other material employee communications; (ii) the Form 5500 annual report (including all schedules and other attachments for the most recent three years); (iii) all related trust agreements, insurance contracts or other funding agreements which implement such plans; and (iv) all other material documents pursuant to which the Plans are maintained, funded and administered.

                (g)	Neither Seller, AFT nor any Acquired
Company or ERISA Affiliate has incurred or has any reason to expect that it will incur any material liability to the Pension Benefit Guaranty Corporation (other than routine premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that any Acquired Company or ERISA Affiliate maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute.

        4.23	Insurance.  Section 4.23 of the Seller
Disclosure Schedule lists each insurance policy maintained by Seller, AFT or the Acquired Companies with respect to its properties, assets or the Business, together with a claims history for the past three years. All of such insurance policies are in full force and effect, and neither Seller, AFT nor any Acquired Company is in material default with respect to its obligations under any such insurance policies. Neither Seller, AFT nor any Acquired Company has been denied insurance coverage within the past three years. The insurance coverage of each of Seller, AFT and the Acquired Companies is sufficient to comply with any minimum insurance requirements set forth in any agreement to which such Seller, AFT or Acquired Company is a party, except where the failure to maintain such limits could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 4.23 of the Seller Disclosure Schedule, neither Seller, AFT nor any the Acquired Company has any self-insurance or co-insurance programs. To the knowledge of Seller and AFT, and except as otherwise disclosed in Section 4.23 of the Seller Disclosure Schedule, no material state of facts exists with respect to which Seller, AFT or the Acquired Companies would reasonably expect to file any insurance claim outside the ordinary course of its business consistent with the past practices of Seller, AFT or the Acquired Companies.

        4.24	Officers and Managers; Bank Accounts.
Section 4.24 of the Seller Disclosure Schedule lists all officers and managers of Seller, AFT and each Acquired
Company, and all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) for Seller, AFT and each Acquired Company.

        4.25	Affiliate and Related Party Transactions.
Except as set forth in Section 4.25 of the Seller Disclosure Schedule, there is no Indebtedness owed to any Acquired Company by Seller, AFT, any Affiliate of Seller or AFT, or Insider, or by any Acquired Company to Seller, AFT, any Affiliate of Seller or AFT, or Insider. Except for employment arrangements made in the ordinary course of business or as otherwise set forth on Section 4.25 of the Seller Disclosure Schedule, neither Seller, any Affiliate of Seller or AFT, nor any Insider is a party to any agreement, contract, commitment, arrangement or transaction with any Acquired Company or any of its Affiliates which pertains to the Business or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Business.

	4.26	Compliance with Laws.   Seller, AFT and
each Acquired Company has complied with, and is in compliance with, in all material respects, all Laws which are applicable to the Business. Seller, AFT and the Acquired Companies have not received any written, or to the knowledge Seller or AFT, oral notice of any violations of any Laws from any Governmental Body within the past three years.

	4.27	Environmental Matters.  Seller, AFT and each
Acquired Company is and has been in compliance in all material respects with all Environmental Requirements. To the knowledge of Seller or AFT, there has been no material Release at any of the Leased Real Property, or at any disposal or treatment facility which received Hazardous Substances generated by or from Seller, AFT or any Acquired Company or the operation of the Business at the Leased Real Property. No Environmental Action has been asserted or is pending against or, to the knowledge of Seller or AFT, is threatened against Seller, AFT or any Acquired Company or the Business. The Leased Real Property has not been used by Seller, AFT or any Acquired Company as a treatment or disposal site for any Hazardous Substances during the period of its operation thereof.
Seller, AFT and each Acquired Company has timely prepared, submitted and made all material filings, reports, plans and notifications required under any Environmental Requirements and has maintained all material records and data required by any Environmental Requirements. Seller, AFT and each
Acquired Company holds all Governmental Authorizations under any Environmental Requirements in connection with the operation of the Business. Except as set forth in forth in
Section 4.27 of the Seller Disclosure Schedule, with respect to Seller, AFT, the Acquired Companies and the Leased Real Property, Seller and AFT have no knowledge, and Seller and AFT have not received any notification pursuant to any Environmental Requirements, that (a) any work, repairs, corrective or remedial action, construction or capital expenditures are required to be made as a condition of continued compliance with any Environmental Requirements or any Governmental Authorization or approval issued pursuant thereto; (b) any Governmental Authorization is about to be renewed, reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated; or (c) any events, conditions, circumstances, activities, practices, incidents, actions or omissions may interfere with or prevent compliance or continued compliance by Seller, AFT, and the Acquired Companies, as applicable, with any Environmental Requirements. Seller and AFT have previously delivered to Purchaser a copy of all reports, assessments, investigations, Governmental Authorizations, correspondence and other documents and information whatsoever which relate to the compliance status of Seller, AFT and the Acquired Companies, the operation of the Business or the Leased Real Property under any Environmental Requirements and which are in Seller's, AFT's or the Acquired Companies' possession.

	4.28	Customers and Suppliers.

                (a)	Section 4.28(a) of the Seller
Disclosure Schedule lists each customer that accounted for 5% or more of the total sales of Seller, AFT and any Acquired Company, and each supplier from which Seller or AFT purchased $50,000 or more of supplies, in each case during the 2007 fiscal year or during the 2008 fiscal year to date. Neither Seller, AFT nor any Acquired Company or any of their respective Affiliates have received any notice, written or otherwise, from any customers or suppliers required to be disclosed in Section 4.28(a) of the Seller Disclosure Schedule to the effect that such customers or suppliers shall stop or materially decrease the rate of buying products or services of, or selling products or services to, Seller, AFT or any Acquired Company or the Business (whether as a result of the consummation of the transactions contemplated hereby or otherwise), and neither Seller, AFT nor any Acquired Company or any of its Affiliates have any reasonable belief or expectation that such customers or suppliers will or intend to do so (specifically excluding from such consideration, however, any adverse effects relating thereto resulting from or arising with respect to the conditions generally affecting the U.S. economy and trucking industry).

                (b)	Section 4.28(b) of the Seller
Disclosure Schedule sets forth each customer (or former customer) of Seller, AFT and each Acquired Company that (a) in the past two fiscal years, ceased buying (or decreased the rate of buying below $100,000 annually) services of Seller or AFT, as the case may be; and (b) prior to such cessation of or decrease in buying, accounted for $100,000 or more in annual revenue to Seller or AFT, as the case may be.

	4.29	Solvency.

                (a) After the consummation of the Contemplated Transactions, including Seller's receipt of the Initial Purchase Price, Seller and AFT will not be insolvent. As used in this section, "insolvent" means that the sum of the debts and other probable liabilities of Seller and AFT exceeds the present fair saleable value of Seller's assets.

                (b)	Immediately after giving effect to the
consummation of the Contemplated Transactions: (i) Seller and AFT will be able to pay its liabilities as they become due in the usual course of its business; (ii) Seller and AFT will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller and AFT will have assets (calculated at fair market value) that exceed its liabilities; and (iv) taking into account all pending and threatened (to the knowledge of Seller or AFT) litigation, final judgments against Seller or AFT in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller and AFT will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller or AFT. The cash available to Seller and AFT, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

	4.30	Disclosure.

                (a) 	No representation or warranty of
Seller, AFT or Guarantor in this Agreement and no information contained in the Seller Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                (b)	 No notice given pursuant to Section
6.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

		(c)	There is no fact known to Seller, AFT
or Guarantor that has specific application to Seller, AFT or any Acquired Company (other than general economic or industry conditions) and that will result in a Material Adverse Effect, or, as far as Seller, AFT or Guarantor can reasonably foresee (other than general economic or industry conditions), materially threatens, the assets, business, prospects, financial condition, or results of operations of Seller, AFT or the Acquired Companies (on a consolidated basis) that has not been set forth in this Agreement or the Seller Disclosure Schedule.

		(d)	Seller shall promptly disclose to
Purchaser any information contained in the representations and warranties and Disclosure Schedules delivered pursuant hereto which, because of an event occurring or knowledge arising after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Seller, AFT or the Acquired Companies contained herein or in any other agreement, document or instrument for any purpose, unless Purchaser shall have consented thereto in writing; and provided further, that except upon the occurrence of any intentional misrepresentation or fraud on the part of Seller, AFT or any Acquired Company with respect to any modified, amended or supplemented representations and warranties, Purchaser's sole remedy in lieu of consenting thereto shall be to terminate this Agreement.

  ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF PURCHASER

	Except as expressly set forth in this Agreement, Purchaser makes no representation or warranty, express or implied, at law or in equity, in respect of Purchaser or the business and operations of Purchaser, and any such other representations or warranties are hereby expressly disclaimed.
As a material inducement to Seller to enter into this Agreement, Purchaser hereby represents and warrants that:

	5.1	Organization; Power and Authority. Purchaser is
a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. Purchaser possesses all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the Contemplated Transactions. Purchaser has duly approved the Transaction Documents to which it is a party and has duly authorized the execution and delivery of such Transaction Documents and the consummation of the Contemplated Transactions. No other action or proceeding on the part of Purchaser is necessary to approve and authorize the execution and delivery of the Transaction Documents to which Purchaser is a party or the consummation of the Contemplated Transactions. Upon the execution and delivery by Purchaser of the Transaction Documents, the Transaction Documents will constitute the legal, valid and binding obligations of Purchaser, enforceable against it in accordance with their terms.

	5.2	No Violation; Consents. The execution, delivery
and performance by Purchaser of this Agreement, and each other Transaction Document, the consummation of the Contemplated Transactions, and the fulfillment of and compliance with the terms and conditions hereof and thereof do not and will not, with or without the passing of time or the giving of notice, or both:

                (a)	violate or conflict with any
provision of the certificate of the Governing Documents of Purchaser;

                (b)	breach or otherwise constitute or
give rise to a default under, result in the loss of any benefit under or permit the acceleration of any obligation under any contract, commitment or other obligation to or by which Purchaser is a party or is bound (which contracts, commitments or other obligations are material, individually or in the aggregate);

                (c)	violate any statute, ordinance, Law,
rule or regulation or any judgment, Order or decree of any court or other Governmental Body to which Purchaser is subject; or

                (d)	require any Consent, approval, order or
authorization of, notice to, or filing, recording, registration or qualification with any Person, entity, court or other
Governmental Body.

	5.3	Brokerage.  Purchaser has no liability or
obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller or any of the Acquired Companies could become liable or obligated.

	5.4	Litigation. .There is no proceeding,
litigation, or governmental investigation pending or threatened affecting Purchaser's right to enter into this Agreement or to perform its obligations hereunder, nor does Purchaser know of any ground for such litigation, proceeding or other investigation.

	5.5	Availability of Funds. As of the Closing
Purchaser shall have sufficient funds available to meet its obligations under the Promissory Note, to refinance the Refinanced Liabilities, and to perform its obligations pursuant to this Agreement in accordance with the terms and conditions contained herein.


          ARTICLE 6.  COVENANTS OF THE PARTIES

        6.1	Access and Investigation.

                (a)	Between the date of this Agreement and
the Closing Date, Seller and AFT will, and will cause each Acquired Company and its representatives to, (a) afford
Purchaser and its representatives and prospective lenders and their representatives (collectively, "Purchaser's Advisors"), upon reasonable notice, reasonable access during normal business hours to Seller's, AFT's and the Acquired Companies' personnel, properties (including subsurface testing), contracts, books and records, and other documents and data; (b) furnish Purchaser and Purchaser's Advisors with copies of all such contracts, books and records, and other existing documents and data as Purchaser may reasonably request; and (c) furnish Purchaser and Purchaser's Advisors with such additional financial, operating, and other data and information as Purchaser may reasonably request; provided, however, that Purchaser covenants and agrees to use best efforts to avoid interfering with the normal Business operations of the Acquired Companies.

                (b)	Purchaser hereby agrees to pay, protect,
defend, indemnify and save Seller and AFT harmless against all liabilities, obligations, claims (including mechanic's lien claims), damages, penalties, causes of action, judgments, costs and expenses (including, without limitation, attorneys' fees and expenses) imposed upon, incurred by or asserted against them or any Acquired Companies in connection with or arising out of the entry prior to Closing upon any Leased Real Property by Purchaser and Purchaser's Advisors, and the actions of such persons on the Leased Real Property. In the event any part of the Leased Real Property is damaged or excavated by Purchaser and Purchaser's Advisors, Purchaser agrees in the event Contemplated Transactions are not consummated, to make such additional payments to Seller as may be reasonably required to return the Leased Real Property to its condition immediately prior to such damage or excavation. Notwithstanding any provision to the contrary herein, Purchaser's obligations under this paragraph shall survive the expiration or termination of this Agreement, and shall survive the Closing.

        6.2	Operation of the Business of Seller, AFT and the
Acquired Companies. Between the date of this Agreement and the Closing Date or termination of this Agreement, Seller and AFT will, and will cause the Acquired Companies to:

                (a)	conduct the business of Seller, AFT and
the Acquired Companies only in the ordinary course of business;

                (b)	use commercially reasonable efforts to
(i) preserve intact the current business organization of Seller, AFT and the Acquired Companies, (ii) keep available the services of the current officers, employees, and agents of Seller, AFT and the Acquired Companies, and (iii) maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with Seller, AFT and the Acquired Companies;

                (c)	confer with Purchaser concerning
operational matters of a material nature;

(d)	otherwise report periodically to Purchaser concerning the
status of the business, operations, and finances of Seller, AFT and the Acquired Companies; and

		(e)	not make distributions with respect to
the Membership Interests, the membership interests of AFT LLC, or the capital stock of Seller or AFT.

        6.3	Negative Covenant. Except as otherwise expressly
permitted by this Agreement, between the date of this Agreement and the Closing Date or termination of this agreement, Seller and AFT will not, and will cause the Acquired Companies not to, without the prior consent of Purchaser, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 4.10 is likely to occur.

        6.4	Required Approvals. As promptly as practicable
after the date of this Agreement, Seller and AFT will, and will cause the Acquired Companies to, make any filings required by Law to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date or termination of this Agreement, Seller and AFT shall, and shall cause the Acquired Companies to, (i) cooperate with Purchaser with respect to all filings that Purchaser elects to make or is required by Law to make in connection with the Contemplated Transactions and (ii) obtain and deliver all Consents and notices required to be disclosed in Section 4.6 of the Seller Disclosure Schedule.

        6.5	Notification. Between the date of this Agreement
and the Closing Date or termination of this Agreement, Seller and AFT will promptly notify Purchaser in writing if Seller or AFT becomes aware of any fact or condition that causes or constitutes a breach of any of Seller's, AFT's or Guarantor's representations and warranties as of the date of this Agreement, or if Seller or AFT becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition; provided, however, that no such notice shall be deemed to be a modification of any representation or warranty. During the same period, Seller and AFT will promptly notify Purchaser of the occurrence of any breach of any covenant of Seller, AFT or Guarantor in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in Article 8 impossible or unlikely.

        6.6	No Negotiation; Exclusivity. Until such time,
if any, as this Agreement is terminated pursuant to Article 11, Seller, AFT and Guarantor will not, and will cause the Acquired Companies and each of their representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Purchaser) relating to any transaction involving the sale of the Business or assets of Seller, AFT or any Acquired Company, or any of the capital stock or ownership interests of Seller, AFT or any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving Seller, AFT or any Acquired Company.

        6.7	Seller Business Transfer.

                (a)	Immediately prior to the Closing Date,
Seller shall transfer and assign to the Company substantially all of the assets of Seller, and all of the assets of Seller reasonably required to conduct the Business of Seller consistent with past practice, including but not limited to the Accounts Receivable of Seller, which assets are set forth on the schedule attached hereto as Exhibit G-1. Prior to the Closing Date, Seller shall cause the Company to have good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises or shown on Exhibit G-1 or acquired thereafter, free and clear of all Liens, except Permitted Liens, and except for properties and assets disposed of in the ordinary course of business and consistent with past practices since the date of the Interim Balance Sheet.

                (b)	Immediately prior to the Closing Date,
Seller shall assign and transfer to the Company, and the Company shall duly assume from Seller, only the obligations and liabilities of Seller set forth on Exhibit G-2 hereto. All other liabilities of Seller reflected on the Interim Balance Sheet remain solely the liabilities of Seller and are not, and will not become, liabilities of any Acquired Company.

	6.8	AFT Business Transfer.

                (a)	Immediately prior to the Closing Date,
AFT shall transfer and assign to AFT LLC substantially all of the assets of AFT, and all of the assets of AFT required to conduct the Business of AFT consistent with past practice, which assets are set forth on the schedule attached as Exhibit H-1 hereto. Prior to the Closing Dare, AFT shall cause AFT LLC to have good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises or shown on Exhibit
H-1, the Interim Balance Sheet or acquired thereafter, free and clear of all Liens, except Permitted Liens, and except for properties and assets disposed of in the ordinary course of business and consistent with past practices since the date of the Interim Balance Sheet.

                (b)	Immediately prior to the Closing Date,
AFT shall assign and transfer to AFT LLC, and AFT shall duly assume from AFT, only the obligations and liabilities of AFT set forth on Exhibit H-2 hereto. All other liabilities of AFT reflected on the Interim Balance Sheet remain solely the liabilities of AFT and are not, and will not become, liabilities of any Acquired Company.

        6.9	Reasonable Efforts.

                (a)	Between the date of this Agreement and
the Closing Date, Seller and AFT will use all reasonable efforts to cause the conditions in Article 7 to be satisfied.

                (b)	Between the date of this Agreement and the
Closing Date, Purchaser will use all reasonable efforts to cause the conditions in Article 8 to be satisfied.

        6.10	Tax Covenants.

		(a)	Without the prior written consent of
Purchaser, Seller, AFT and the Acquired Companies shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Seller, AFT and the Acquired Companies, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Seller, AFT and the Acquired Companies, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Seller, AFT and the Acquired Companies for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date.

		(b)	Purchaser, the Acquired Companies, Seller
and AFT shall reasonably cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller and AFT agree, and agree to cause the Acquired Companies, (i) to retain all books and records with respect to Tax matters pertinent to Seller, AFT and the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser, Seller or AFT, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Acquired Companies, AFT and Seller, as the case may be, shall allow the other Party to take possession of such books and records. Purchaser, AFT and Seller further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). Purchaser, AFT and Seller further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code Section
6043 and all Treasury Regulations promulgated thereunder.

		(c)	All Tax sharing agreements or similar
agreements with respect to or involving any Acquired Company shall be terminated as of the Closing Date and, after the Closing Date, the Acquired Companies shall not be bound thereby or have any liability thereunder.

		(d)	The Parties contemplated that each Acquired
Company's tax year will be ended by the Transactions and that each Acquired Company will file a tax return for the short year created thereby. The Parties agree to cause ARL LLC to make a Section 754 election for the taxable year in which the purchase of interest by Purchaser takes place.

		(e)	All transfer, documentary, sales, use,
stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne 50% by Purchaser and 50% by Seller and AFT.

                (f)	The Acquired Companies shall make no election
pursuant to Treas. Reg. Section 301.7701-3 to be taxed as anything other than a partnership.


ARTICLE 7.  CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE

        Purchaser's obligation to purchase the Purchased Interests and to take the other actions required to be taken by Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part):

        7.1	Accuracy of Representations and Warranties.  Each
of Seller's, AFT's and Guarantor's representations and warranties in this Agreement (considered collectively), and each of Seller's, AFT's and Guarantor's representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date. To the extent any representation or warranty in this Agreement contains a materiality or Material Adverse Effect qualification, the representation or warranty as qualified shall remain as stated and such qualification shall not be deemed to be lessened or otherwise modified by the use of "material respects" in the preceding sentence.

        7.2	Performance of Seller, AFT and Acquired Companies.

                (a)	All of the covenants and obligations that
Seller, AFT and Guarantor are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each such covenant and obligation (considered individually), must have been duly performed and complied with in all material respects.

                (b)	Each document required to be delivered by
Seller, AFT and the Guarantor pursuant to Section 3.2 must have been delivered.

        7.3	Completion of Seller and AFT Business Transfers.
The Seller Business Transfer and the AFT Business Transfer shall have been completed.

        7.4	Governmental Authorizations.  Except as set forth on
Schedule 4.20(b) of the Seller Disclosure Schedule, the Acquired Companies shall have received all Governmental Authorizations necessary for the conduct of the Business. With respect to the Governmental Authorizations set forth on Schedule 4.20(b) of the Seller Disclosure Schedules, Seller, the Company, AFT and the Acquired Companies shall have commenced, and will thereafter diligently pursue to completion, obtaining the balance of the Governmental Authorizations necessary for the Acquired Companies' conduct of the Business (as agreed-to between the parties).

        7.5	Consents.  Except as set forth on Schedule 7.5 of
the Seller Disclosure Schedule, each consent or notice required to be disclosed in Section 4.6 of the Seller Disclosure Schedule must have been obtained or delivered and must be in full force and effect. Seller, the Company, AFT and the Acquired Companies shall have commenced, and will thereafter diligently pursue to completion, obtaining the consents and notices set forth on Schedule 7.5 of the Seller Disclosure Schedules.

        7.6.	Releases.  In addition to any other release required
pursuant to this agreement, releases from the proper Persons of all liabilities and obligations of Seller, AFT any Acquired Company arising under the agreements listed on Schedule 7.6 of the Seller Disclosure Schedules.

        7.7	No Proceedings.  There must not have been commenced or
threatened any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

        7.8	No Claim Regarding Ownership or Sale Proceeds. There
must not have been made or threatened by any Person other than Seller and AFT any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any other voting, equity, or ownership interest in, any Acquired Company or (b) is entitled to all or any portion of the Purchase Price payable for the Purchased Interests.

        7.9	No Prohibition. Neither the consummation nor the
performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Purchaser or any Person affiliated with Purchaser to suffer any material adverse consequence under, (a) any applicable Law or Order, or (b) any Law or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

        7.10	No Material Adverse Effect. Since the date of this
Agreement, Seller, AFT and the Acquired Companies shall not have suffered a Material Adverse Effect.

 ARTICLE 8.  CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

        Seller's obligation to sell the Purchased Interests, and Seller's, AFT's and Guarantor's obligations to take the other actions required to be taken by Seller, AFT or Guarantor at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, AFT or Guarantor in whole or in part):

        8.1	Accuracy of Representations and Warranties. All
of Purchaser's representations and warranties in this Agreement (considered collectively), and each such representation and warranty (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date. To the extent any representation or warranty in this Agreement contains a materiality or Material Adverse Effect qualification, the representation or warranty as qualified shall remain as stated and such qualification shall not be deemed to be lessened or otherwise modified by the use of "material respects" in the preceding sentence.

        8.2	Purchaser's Performance.

                (a)	All of the covenants and obligations that
Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each such covenant and obligation (considered individually), must have been performed and complied with in all material respects.

                (b)	Purchaser must have delivered the Initial
Purchase Price, the Faherty Loan and the proceeds thereof, and each of the documents required to be delivered by Purchaser pursuant to
Section 3.3.
        8.3	No Proceedings. There must not have been commenced
or threatened any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

        8.4	Financing. Purchaser shall have obtained financing
to fund the Contemplated Transactions on terms reasonably acceptable to Purchaser, evidence of which shall be delivered to Seller at least five days prior to Closing.

        8.5	No Material Adverse Effect. Since the date of this
Agreement, Purchaser shall not have suffered a Material Adverse
Effect.

                 ARTICLE 9.  INDEMNIFICATION

	9.1	Indemnification.

		(a)	All representations, warranties, covenants
and indemnification obligations in this Agreement, the Seller Disclosure Schedule, the supplements to the Seller Disclosure Schedule, the certificates delivered pursuant to Section 3.2 and
3.3 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, for a period of 24 months, except that (a) claims, if any, asserted in writing prior to the end of 24 month period identified as a claim for indemnification pursuant to this Article 9 shall survive until finally resolved and satisfied in full; and (b) representations and warranties contained in Sections 4.4, 4.15, 4.22, 4.27 and 4.29, and any claims resulting from a breach thereof shall survive for the full period of the applicable statute of limitations, and until finally resolved and satisfied in full if asserted in writing on or prior to the expiration of any such period. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any knowledge of Seller, AFT or Guarantor acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

                (b) 	Subject to Section 9.1(d) hereof,
Seller, AFT and Guarantor shall indemnify, promptly defend and hold harmless the Acquired Companies, Purchaser and its Affiliates and subsidiaries, and their respective shareholders, partners, members, employees, officers, directors, agents and representatives (collectively, the "Seller Indemnified
Parties"), from and against any and all Losses (provided, however, that any indemnification obligation pertaining to punitive or consequential damages shall be limited only to those arising as a result of Third Party Claims, as defined below) relating to, resulting from or arising out of (i) any breach of any representation or warranty made by Seller, AFT or Guarantor in this Agreement; (ii) any breach of any covenant or agreement of Seller, AFT or Guarantor contained in this Agreement; (iii) any fraud, willful misconduct or bad faith of Seller, AFT or Guarantor in connection with the transactions contemplated by this Agreement; and (iv) any Taxes attributable to periods (or portions thereof) ending on or prior to the Closing Date; provided, however, that with respect to any breach of any such representation or warranty, in each case solely with respect to the indemnification obligations in this Section 9.1(b), Losses shall be determined without regard to any qualification contained in any such representation or warranty as to materiality or Material Adverse Effect. Guarantor acknowledges that, in addition to the indemnification obligations pursuant to this Article 9, Guarantor shall also guarantee in full the obligations of AFT and ARL set forth to this Article
9 pursuant to the Guaranty. For purposes of this Section, in the case of any Taxes that are payable in respect of a Taxable period that begins before the Closing date but ends after the Closing date, the portion of such Taxes attributable to the portion of the Tax year ending on the Closing Date shall (x) in the case of property taxes, be deemed to be the amount of such tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period up to the Closing Date, and the denominator of which is the number of days in the entire Taxable period, and
(y) in the case of any other Tax, be deemed the amount which would be payable if the relevant Taxable period ended on the Closing Date.

                (c)	Purchaser shall indemnify, promptly
defend and hold harmless Seller and its respective Affiliates, and their respective shareholders, partners, members, employees, officers, directors, agents and representatives (collectively, the "Purchaser Indemnified Parties"), from and against any and all Losses relating to, resulting from or arising out of (i) any breach of any representation or warranty made by Purchaser in this Agreement; and (ii) any breach of any covenant or agreement of Purchaser contained in this Agreement or in any exhibit, schedule, certificate or other instrument or document furnished or to be furnished by the Purchaser pursuant hereto or in connection with the transactions contemplated hereby.

                (d)	Notwithstanding anything to the contrary
in this Agreement, the aggregate liability of Seller, AFT or Guarantor to the Seller Indemnified Parties pursuant to Sections 9.1(b)(i) and 9.1(b)(ii) shall be limited solely to the Purchase Price; provided, however, that none of Seller, AFT or Guarantor shall have any liability under clauses 9.1(b)(i) and 9.1(b)(ii) above unless the aggregate of all Losses relating thereto for which the such parties would, but for this provision, be liable exceeds on a cumulative basis an amount equal to Fifty Thousand Dollars ($50,000); and provided further, however, that none of Seller , AFT or Guarantor shall have any liability under this
Article 9 to the extent the liability or obligation arises solely as a result of any action taken or omitted to be taken by Purchaser or any of its affiliates (including any officers or employees of Purchaser) after the Closing. The foregoing limitation shall not apply with respect to, and Seller, AFT and Guarantor shall be fully liable for any and all Losses suffered by any Seller Indemnified Party in connection with, a breach of any representation or warranty made in Sections 4.2, 4.11, 4.27 or 4.29.

                (e)	The indemnification provisions set
forth in this Article 9 are the exclusive rights and remedies of the Parties for any inaccuracy or breach of the representations, warranties, covenants and obligations made in this Agreement; provided, however, that Purchaser shall not be deemed to have waived any rights, claims, causes of action or remedies if and to the extent such rights, claims, causes of action or remedies arise in instances of fraud, intentional misrepresentation or intentional breach or may not be waived under applicable law.

                (f)	The amount of any Losses for which
indemnification is provided under this Article 9 shall be net of any amounts recovered by the indemnified party under insurance policies or other third-party payment or rights against third parties with respect to such Losses and shall be reduced to take account of any net tax benefit realized by the indemnified party arising from the incurrence or payment of any such Losses.

	9.2	Administration of Third Party Claims.

                (a)	Promptly following receipt by any
of the Seller Indemnified Parties or Purchaser Indemnified
Parties (each, an "Indemnified Party") of notice by a third party (including any Governmental Authority) of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive indemnification for Losses, such Indemnified Party shall notify Purchaser, AFT, Guarantor or Seller, as the case may be (the "Indemnifying Party"), promptly following the Indemnified Party's receipt of such complaint or of notice of the commencement of such audit, investigation, action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in the forfeiture by or any adverse effect on the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within thirty (30) days after the Indemnified Party's delivery of notice assuming full responsibility for any Losses resulting from such audit, investigation, action or proceeding, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above in either case within such thirty (30) day period, then the Indemnifying Party shall pay the reasonable fees and disbursements of counsel for the Indemnified Party as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single audit, investigation, action or proceeding. In any audit, investigation, action or proceeding for which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such Party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

                (b)	Neither the Indemnifying Party nor the
Indemnified Party may, without the prior written consent of the other party (which shall not be unreasonably withheld or delayed), settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (i) includes an unconditional release of the other party and its officers, directors, members, managers, employees and Affiliates from all liability arising out of such claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the other party or its officers, directors, members, managers, employees or Affiliates, and
(iii) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the other party or any of its officers, directors, members, managers, employees or Affiliates.

        9.3	Offset of Payments.  Purchaser shall have the
right to offset any payments due by Seller, AFT or Guarantor under this Article 9 against any portion of the Initial
Purchase Price or any portion of the Purchase Price to be paid pursuant to Section 2.2(b).

            ARTICLE 10.  ADDITIONAL AGREEMENTS

	10.1	Continuing Assistance.  From and after the
Closing Date, upon the terms and subject to the conditions set forth in this Agreement, each Party shall use all reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Seller and Purchaser (at their own cost and expense) shall assist each other in the preparation of their respective Tax Returns and the filing and execution of Tax elections, if required, as well as any audits or litigation that ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.

	10.2	Further Transfers.  Each Party shall execute and
deliver such further instruments of conveyance and transfer and take such additional action as any Party may reasonably request to effect, consummate, confirm or evidence the sale and transfer to Purchaser of the Purchased Interests and any other transactions contemplated hereby. Purchaser shall execute and deliver such further instruments of assumption and take such additional action as Seller may reasonably request to effect, consummate, confirm or evidence the transactions contemplated hereby.

	10.3	Expenses.  Except as otherwise specifically
provided in this Agreement, the Parties shall pay all of their respective fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the other Transaction Documents, the performance of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

	10.4	Books and Records.  Unless otherwise consented
to in writing by Purchaser (as the case may be), Seller shall not, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of Seller or the Acquired Companies or retained by Seller in connection with the Business without first offering to surrender to Purchaser, such books and records or any portion thereof of which Purchaser may intend to destroy, alter or dispose. Seller shall allow Purchaser's representatives, attorneys and accountants access to such books and records, upon reasonable request during Seller's normal business hours, for the purpose of examining and copying the same in connection with any matter whether or not related to or arising out of this Agreement or the transactions contemplated hereby.

	10.5	Governmental Authorizations. As promptly as
practicable after the date of this Agreement, but in no event more than 60 days after the date hereof, Seller shall deliver, or caused to be delivered to the Acquired Companies, the licenses and certifications set forth on Section 4.20(b) of the Seller Disclosure Schedule.

	10.6	Fleet Operator Agreement.   The parties
acknowledge that Seller and AFT have previously purchased the plates used by various of their respective independent contractors, which plates cannot be transferred to the Acquired Companies with any assignment of the Independent Business Associate Contract (the "IBAC") relating to such operations by such independent contractors, and that it may not be in the Acquired Companies' best interests to purchase new plates for such vehicles prior to the expiration of the existing plate terms. In lieu thereof, and as agreed to between the parties, Seller and AFT agree to (i) remain a party to IBAC's existing as of the Closing Date; (ii) enter into a Fleet Operator Agreement with each of the Acquired Companies to contract the services of such independent contractors to their respective operations; and (iii) assign each applicable IBAC to each of the Acquired Companies, as appropriate, commensurate with the expiration of plates previously provided to any independent contractor and the Acquired Companies' purchase of new plates relating thereto.

                ARTICLE 11.  TERMINATION

        11.1	Termination Events. This Agreement may, by
notice given prior to or at the Closing, be terminated:

                (a)	by either Purchaser or Seller if a
material breach of any provision of this Agreement has been committed by the other Party and such Breach has not been waived;

                (b)	(i) by Purchaser if any of the
conditions in Article 8 has not been satisfied by December
30, 2008 or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before the Closing Date;
or (ii) by Seller, if any of the conditions in Article 7 has not been satisfied as of December 30, 2008 or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller, AFT or the Acquired Companies to comply with their obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

                (c)	by mutual consent of Purchaser and
Seller;

                (d)	by either Purchaser or Seller if the
Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 2008; or

                (e)	at any time by Purchaser upon
Seller's proposed modification, supplementation or amendment of any representation and warranty contained herein to which Purchaser does not consent.

        11.2	Effect of Termination.  If this Agreement is
terminated pursuant to Section 11.1, all further obligations of the Parties under this Agreement will terminate; provided, however, that, that this Section 11.2, Article 9 and Article 12 shall survive any termination or expiration of this Agreement.

             ARTICLE 12.  MISCELLANEOUS

	12.1	Amendment and Waiver.  This Agreement may be
amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon a Party only if such amendment or waiver is set forth in a writing executed by the Parties. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

	12.2	Remedies.  The Parties shall have all rights
and remedies set forth in this Agreement and all rights and remedies which such Persons have been granted at any time under any other agreement or contract and all of the rights which such Persons have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

	12.3	Notices.  All notices, demands and other
communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) at the time given, if personally delivered or (ii) at the time received, if mailed or sent by reputable overnight express courier (charges prepaid), certified or registered mail, postage prepaid and return receipt requested. Notices, demands and communications to Purchaser, Seller, AFT and Guarantor shall, unless another address is specified in writing, be sent to the address or telecopy number indicated below:

	Notices to Purchaser:

        US 1 Industries, Inc.
        336 W. US 30
        Valparaiso, Indiana 46385
        Telecopy No.: (219) 476-1325
        Attn: Michael E. Kibler, CEO

        Notices to Seller:

        ARL, Inc.
        1155 Stoops Ferry Road
        Moon Township PA 15108
        Telecopy No.:  (412) 507-3083
        Attn: Ron Faherty, CEO

        Notices to AFT:

        Aficionado Transport, Inc.
        238 Moon Clinton Road
        Moon Township PA 15108
        Attn: Ron Faherty, CEO

        Notices to Guarantor:

        Ronald K. Faherty
        2515 Minton Road
        Moon Township, PA 15108

	12.4	Binding Agreement; Assignment.  This Agreement and
all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Seller without the prior written consent of Purchaser or by Purchaser (except as otherwise provided in this Agreement) without the prior written consent of Seller; provided further that: (a) Purchaser may at any time, at its sole discretion, assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its Affiliates (provided that no such assignment shall relieve Purchaser of its obligations hereunder); and (b) Purchaser may assign its rights under this Agreement for collateral security purposes to any lender providing financing to Purchaser or any of its Affiliates (provided that no such assignment shall relieve Purchaser of its obligations hereunder).

	12.5	Severability.  Whenever possible, each provision
of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

	12.6	Interpretation.  The headings and captions used in
this Agreement, in any Schedule or Exhibit hereto, in the table of contents or in any index hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. Wherever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. The use of the word "including" herein shall mean "including without limitation" and, unless the context otherwise required, "neither," "nor," "any," "either" and "or" shall not be exclusive. Use of the phrase "to the knowledge of Seller or AFT," "to Seller's or AFT's knowledge" or words of similar import shall mean and include the actual, subjective knowledge or awareness of Guarantor or David Henry or the knowledge of Guarantor or David Henry that would have been obtained in the course of conducting a reasonable investigation within the area of his function and responsibility. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

	12.7	Entire Agreement.  This Agreement and the documents
referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way, including but not limited to that certain Letter of Intent, dated October 7, 2008, by and among the Parties.

	12.8	Counterparts.  This Agreement may be executed in
multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

	12.9	Governing Law.  All questions concerning the
construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Indiana, without giving effect to any choice of law or conflict of law provision (whether of the State of Indiana or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Indiana. Any disagreement, dispute or controversy between the Parties with respect to this Agreement shall be resolved by arbitration under the commercial arbitration rules of the American Arbitration Association. Upon written request of any Party hereto tendered to all other Parties, such arbitration shall be conducted before a panel of three arbitrators (unless the Parties agree to one arbitrator) with each side to the dispute selecting one arbitrator and the arbitrators so selecting the third arbitrator. The arbitration award shall be final and binding upon the Parties, and judgment on the award may be entered by and enforced in any court having competent jurisdiction over the parties and subject matter. Unless otherwise allocated by the arbitrators, the expenses of the arbitration proceedings shall be borne equally be all parties thereto. All arbitration proceedings hereunder shall be conducted in Indianapolis, Indiana.

	12.10	Parties in Interest.  Nothing in this Agreement,
express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

	12.11	Confidential Nature of Information. Each Party
agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other Party during the course of the negotiations leading to the consummation of the Contemplated Transactions (whether obtained before or after the date hereof), the investigation provided for herein, and the preparation of this Agreement and other related documents. The obligation of each Party to treat such documents, materials and other information in confidence shall not apply to any information which (i) such Party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other Party, (ii) is known to the public and did not become so known through any violation of a legal obligation,(iii) became known to the public through no fault of such Party, (iv) is later lawfully acquired by such Party from other sources without any violation of a legal obligation, (v) is required to be disclosed under the provisions of any state or United States statute or regulation issued by a duly authorized agency, board or commission thereof, or (vi) is required to be disclosed by a rule or order of any court of competent jurisdiction.
*          *          *          *          *

	IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

                                 "Purchaser"

                                 US 1 INDUSTRIES, INC.



                                 By:  ___________________________
                                 Name:	 Harold E. Antonson
                                 Its: 	Chief Financial Officer


                                 "Seller"

                                  ARL, INC.



                                  By:  __________________________
                                  Name:	 Ronald K. Faherty
                                  Its: President




                                  "AFT"

                                  AFICIONADO TRANSPORT, INC.



                                  By:  __________________________
                                  Name:	 Ronald K. Faherty
                                  Its: President


	                          "Guarantor"


                             	 _________________________________
                   	         Ronald K. Faherty



                             SCHEDULE 2.5

              LIST OF CERTAIN ARL AND AFT GUARANTEES

All obligations of Seller and AFT arising under the following:

1. Consent to Assignment of Lease, dated February 11, 2008, among
   First Industrial Texas, LP (as landlord), MCC Transport, Inc.
   (as assignor), Infinity Capital Leasing, LLC (as assignee), and ARL (as guarantor).

2. Lease Agreement, dated January, 2008, by and between Dallas-Garland Industrial, LP (d/b/a FIT Dallas-Garland, LP), as landlord, and Infinity Capital Leasing, LLC, as tenant, and ARL, as guarantor.

3. Commercial Guaranty Agreement, dated June 18, 2008, by and between Aficionado Transport, Inc. and Enterprise Bank, guaranteeing the $270,000 loan to Ronald K. Faherty

4. Commercial Guaranty Agreement, dated June 18, 2008, by and between Aficionado Transport, Inc. and Enterprise Bank, guaranteeing the $760,000 loan to Trinity.

5. Commercial Guaranty Agreement, dated June 18, 2008, by and between ARL and Enterprise Bank guaranteeing the $270,000 loan to Ronald
   K. Faherty.

6. Commercial Guaranty Agreement, dated June 18, 2008, by and between ARL and Enterprise Bank guaranteeing the $760,000 loan to Trinity.

7. Guaranty, dated August 29, 2006, by ARL in favor of Financial
   Federal Credit, Inc., guarantying the payment and performance of Stoops Ferry, LLC's obligations to Financial Federal under the
   $878,688 Promissory Note, dated, August, 29, 2006.

8. Guaranty & Survivorship Agreement with Power to Confer Judgment, dated April 1, 2008, by ARL in favor of Dollar Bank.




                      SELLER DISCLOSURE SCHEDULES

                             [attached]



























































                             EXHIBIT A

                     [INTENTIONALLY OMITTED]























































                             EXHIBIT B

                       FORM OF FAHERTY LOAN




























































                       U.S. $85,000.00


                        LOAN AGREEMENT


             Effective as of December __, 2008

                           between

                          ARL, Inc.

                        as Borrower,

                            and

                   US 1 Industries, Inc.

                         as Lender






































                      LOAN AGREEMENT
        This Loan Agreement (this "Agreement"), to be effective as of December ___, 2008 (the "Effective Date"), is between the undersigned Borrower and the undersigned Lender.

                       Background:

        As a condition precedent to consummation of the transactions contemplated in that certain Purchase Agreement by and among Borrower, Lender, Aficionado Transport, Inc., and Ronald K. Faherty, dated as of December 12, 2008, Borrower desires to borrow from Lender, and Lender desires to loan to Borrower, eighty-five thousand dollars ($85,000.00) pursuant to the terms herein.

        NOW, THEREFORE, in consideration for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.  PARTIES

        1.1	"Borrower" is ARL, Inc., a Pennsylvania corporation,
and its successors and assigns.

	1.2	"Lender" is US 1 Industries, Inc., an Indiana
corporation.

SECTION 2.  LOAN

        2.1 	Term Loan.

        (a)	Lender, as of the Effective Date, has funded in
principal amount of EIGHTY-FIVE THOUSAND DOLLARS ($85,000.00)
(the "Principal") to Borrower upon the terms and conditions set forth in this Agreement (the "Loan").

        (b)	The Loan shall be evidenced by a promissory note
issued by Borrower to the order of Lender in the form attached hereto as Exhibit A (the "Note").

        2.2	Obligations.  "Obligations" shall mean the Loan
and all other indebtedness, liabilities and obligations of every kind, nature and description owing by Borrower to Lender and/or its affiliates, including principal, interest, charges, fees and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise whether existing on the Effective Date or thereafter arising, whether arising before, during or after the Term or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, original, renewed or extended and whether arising directly or howsoever acquired by Lender including from any other entity outright, conditionally or as collateral security, by assignment, merger with any other entity, participations or interests of Lender in the obligations of Borrower to others, assumption, operation of law, subrogation or otherwise and shall also include all amounts chargeable to Borrower under this Agreement or in connection with any of the foregoing.

        2.3	Principal and Interest Payments.

        Interest shall accrue from the Effective Date at the rate of 6.5 percent (6.5)% per annum on the Principal amount from time to time outstanding, as follows:

                (a) Principal and interest shall be payable in 48 equal consecutive monthly installments each in the amount of $2015.77 commencing on January 1, 2009 and continuing on the 1st day of each month thereafter to and including December 1, 2013, and

                (b) The entire unpaid principal balance hereof, together with all accrued but unpaid interest thereon, shall be due and payable on December 1, 2012, if not sooner paid.

        Each installment of Principal and interest, when paid, shall be applied first to the payment of interest accrued but unpaid on the outstanding principal balance of the Note, and the residue thereof, if any, shall be applied toward the payment of Principal. On and after any event of default under the Note, or termination or non-renewal thereof, interest on all unpaid Obligations shall accrue at the rate of the lesser of twelve percent (12%) per annum or the maximum rate permitted under any applicable law or regulation until such time as all Obligations are indefeasibly paid in full (notwithstanding entry of any judgment against Borrower or the exercise of any other right or remedy by Lender), and all such interest shall be payable on demand. In no event shall charges constituting interest exceed the rate permitted under any applicable law or regulation, and if any provision of this Agreement is in contravention of any such law or regulation, such provision shall be deemed amended to conform thereto.

        2.4	Prepayment of Principal.

        The Principal amount of the Loan may be prepaid, in whole or in part without penalty. If such prepayment is made during (and not at the beginning of) any month, Lender shall be entitled to the interest on such prepaid Principal that Lender would otherwise be due for that month, pro-rated for the number of days between the end of the previous month and the date on which such notice was delivered. Payment of such pro-rated interest amount shall be due and payable upon the end of such month and must be paid to Lender with in forty-five (45) days of the end of such quarter.

SECTION 3.  ADDITIONAL REPRESENTATIONS, WARRANTIES AND 	COVENANTS.

        Borrower hereby represents, warrants and covenants to Lender the following:

        3.1	Other Agreements.  Borrower is not in default in any
respect of the performance, observance, or fulfillment of any of the obligations, covenants or conditions contained in any agreement made by Borrower to any lending institution or other entity extending credit to Borrower.

        3.2	Notice.  Borrower shall advise Lender in writing
promptly of (a) any adverse change in the financial condition of Borrower, and (b) any pending or threatened claim, litigation, or investigation that either does or could jeopardize or impair the financial condition of Borrower.
        3.3	Books and Records.  Borrower shall keep and maintain
its books and records in accordance with generally accepted accounting principles, consistently applied. Lender may perform, or engage an outside accounting firm to perform, no more frequently than twice each calendar year, an audit on Borrower's financial statements, so long as such audit is completed at Lender's sole expense and Borrower is provided at least ten (10) business days prior written notification of such audit.

        3.4	Payments.  All Obligations under this Agreement and
the Note shall be payable by 2:00 p.m., Valparaiso, Indiana time, on the date such Obligations are due, at Lender's Address set forth on the signature page below or at such other place as Lender may expressly designate from time to time for purposes of this Section 3.4.

SECTION 4.  EVENTS OF DEFAULT AND REMEDIES.

        All Obligations shall be immediately due and payable, without notice or demand. Upon the occurrence of one or more events of default as described in the Note (each, an "Event of Default"), and at any time thereafter, Lender shall have all rights and remedies provided in this Agreement, any other agreements between Borrower and Lender, including without limitation the Uniform Commercial Code (as defined below) or other applicable law.

SECTION 5.  GOVERNING LAW AND CERTAIN OTHER WAIVERS.

        5.1 	Governing Law.  All questions concerning the
construction, validity and interpretation of this Agreement and the Note shall be governed by and construed in accordance with the domestic laws of the State of Indiana, without giving effect to any choice of law or conflict of law provision (whether of the State of Indiana or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Indiana. References herein to the "Uniform Commercial Code" shall, unless otherwise provided herein, refer to the Uniform Commercial Code in effect in the State of Indiana. Any disagreement, dispute or controversy between Borrower and Lender with respect to this Agreement and the Note shall be resolved by arbitration under the commercial arbitration rules of the American Arbitration Association. Upon written request of Borrower or Lender tendered to the other party, such arbitration shall be conducted before a panel of three arbitrators (unless Borrower and Lender agree to one arbitrator) with each side to the dispute selecting one arbitrator and the arbitrators so selecting the third arbitrator. The arbitration award shall be final and binding upon Borrower and Lender, and judgment on the award may be entered by and enforced in any court having competent jurisdiction over the parties and subject matter. Unless otherwise allocated by the arbitrators, the expenses of the arbitration proceedings shall be borne equally by the Borrower and Lender. All arbitration proceedings hereunder shall be conducted in Indianapolis, Indiana.

        5.2	Waiver of Jury Trial.  Borrower hereby waives, to the
fullest extent permitted by applicable law, any right Borrower may have under any applicable law to a trial by jury with respect to any suit or legal action which may be commenced by or against Lender concerning the interpretation, construction, validity, enforcement or performance of this Agreement, the Note or any other agreement or instrument executed in connection herewith.

        5.3	No Waiver by Lender.  The execution, delivery and
performance of this Agreement by Lender and the acceptance by Lender of performance of Borrower hereunder shall be without prejudice to, and is not a waiver or release of Lender's rights at any time in the future to exercise any and all rights conferred upon the Lender by this Agreement or the Note or otherwise at law or in equity, including but not limited to, the right to accelerate the Note and to institute collection proceedings against Borrower.

SECTION 6.  TERM OF AGREEMENT; MISCELLANEOUS

        6.1	Term.  This Agreement shall be deemed effective as
of the Effective Date and shall continue in full force and effect until all Principal and interest due under this Note is paid in full (the "Term").

        6.2	Notices.  Except as otherwise provided, all notices,
requests and demands hereunder shall be (a) made to Lender or Borrower at their respective address set forth on the signature page hereto, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if by hand, immediately upon delivery; if by fax, email or other electronic transmission, immediately upon receipt; if by overnight delivery service, one day after dispatch; and if by first class or certified mail, three days after mailing.

        6.3	Severability.  If any provision of this Agreement is
held to be invalid or unenforceable, such provision shall not affect this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable.

        6.4	Entire Agreement; Amendments; Assignments.  This
Agreement and the Note contain the entire agreement of the parties as to the subject matter hereof, all prior commitments, proposals and negotiations concerning the subject matter hereof being merged herein. Neither this Agreement nor any provision hereof shall be amended, modified or discharged orally or by course of conduct, but only by a written agreement signed by Lender and Borrower. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective heirs, personal representatives, successors and assigns.

        6.5	Discharge of Borrower.  No termination of this Agreement
shall relieve or discharge Borrower of his Obligations, duties and covenants hereunder or otherwise until such time as all Obligations to Lender have been indefeasibly paid and satisfied in full, including, without limitation, all warranties and waivers of Borrower.

        6.6	Usage.  All terms used herein which are defined in the
Uniform Commercial Code shall have the meanings given therein unless otherwise defined in this Agreement and all references to the singular or plural herein shall also mean the plural or singular, respectively.


(signatures on the following page)


	IN WITNESS WHEREOF, Borrower and Lender have duly executed this Agreement as of the ____ day of December, 2008.

		    	      BORROWER:


                              ARL, INC.



                              By:  _____________________________
                              Name:
                              Its:


			      Address: 	1155 Stoops Ferry Road
					Moon Township PA 15108






			      LENDER:


                              US 1 INDUSTRIES, INC.



                              By:  _____________________________
                              Name:
			      Its:

			      Address: 	336 W. US 30
					Valparaiso, Indiana 46385
























                             EXHIBIT A

                     FORM OF PROMISSORY NOTE

                          PROMISSORY NOTE

December ___, 2008
     $85,000.00

        FOR VALUE RECEIVED, the undersigned ("Maker") promises to pay to the order of US 1 Industries, Inc., an Indiana corporation ("Holder"), at Holder's office located at 336 W. US 30, Valparaiso, Indiana 46385, or at such other place as the holder hereof may designate, the aggregate principal sum of EIGHTY-FIVE THOUSAND DOLLARS ($85,000.00), together with interest on so much of the principal balance of this Note as may be outstanding and unpaid from time to time, calculated on the basis of a 360-day year and actual days elapsed, at the rate or rates per annum indicated below.

        This Note is executed and delivered in connection with that certain Loan Agreement, dated as of December ___, 2008, by and between Maker and Holder (as the same may from time to time be amended, modified or supplemented or restated, the "Loan Agreement"), and that certain Membership Interest Purchase Agreement, dated as of December 12, 2008, by and among Maker, Holder, Aficionado Transport, Inc., and Robert K. Faherty. Additional rights and obligations of the Maker are set forth in the Loan Agreement.

     1. Principal and Interest. The unpaid principal balance of this Note shall bear interest at a rate per annum equal to 6.5 percent 6.5%. Principal and interest shall be payable in 48 equal consecutive monthly installments each in the amount of $2015.77 commencing on January 1, 2009 and continuing on the 1st day of each month thereafter to and including December 1, 2013. The entire unpaid principal balance hereof, together with all accrued but unpaid interest thereon, shall be due and payable on December 1, 2013, if not sooner paid.

        Each payment of principal, interest or other amounts due under this Note shall be paid to Holder, in United States Dollars, at Holder's address provided herein so that it is received by Holder on the date specified for payment under this Note. Maker shall pay a late charge of five percent (5%) of any installment payment hereunder which is not received by Holder within ten (10) days after such payment is due. Each payment of principal and interest, when paid, shall be applied first to the payment of interest accrued but unpaid on the outstanding principal balance of this Note, and the residue thereof, if any, shall be applied toward the payment of principal. On and after any Event of Default under this Note, or termination or non-renewal thereof, interest on all unpaid obligations hereunder shall accrue at the rate of the lesser of twelve percent (12%) per annum or the maximum rate permitted under any applicable law or regulation until such time as all obligations are indefeasibly paid in full (notwithstanding entry of any judgment against Maker or the exercise of any
other right or remedy by Holder), and all such interest shall be payable on demand. In no event shall charges constituting interest exceed the rate permitted under any applicable law or regulation, and if any provision of this Agreement is in contravention of any such law or regulation, such provision
shall be deemed amended to conform thereto.   All payments under
this Note shall be made without any set-off, counterclaim or deduction whatsoever, and Maker hereby irrevocably waives all rights of set-off, counterclaim and deduction.

     2. Prepayment. Maker may prepay the principal balance of this Note in whole or in part without premium or penalty; provided, however, that the amounts prepaid shall she applied first to accrued and unpaid interest and then to installments of principal in the inverse order of maturity. If such prepayment is made during (and not at the beginning of) any month, Holder shall be entitled to the interest on such prepaid principal that Holder would otherwise be due for that month, pro-rated for the number of days between the end of the previous month and the date on which such notice was delivered. Payment of such pro-rated interest amount shall be due and payable upon the end of such month and must be paid to Holder with in forty-five (45) days of the end of such month.

        This Note and Maker's indebtedness hereunder are secured by any and all security interests, security titles or other liens which Holder may now or hereafter have or acquire in or to any present or future real or personal property assets of Maker, except to the extent that this Note and Maker's indebtedness hereunder are expressly excluded from the coverage of any such lien under the terms of the security agreement, security deed, assignment, mortgage or other collateral document which granted such lien.

        Maker will from time to time furnish to Holder information regarding the financial condition and property of Maker as Holder may reasonably require, and, if requested by Holder, Maker will furnish year-end financial statements within 90 days after each year-end.

     3. Representations and Warranties. Maker hereby represents and warrants to Holder that the execution, delivery and performance by Maker of this Note is within its power; the execution, delivery and performance by Maker of this Note has been duly authorized by all necessary action; this Note is the legal, binding, valid and enforceable obligation of Maker and the execution, delivery and performance by Maker of this Note does not (i) contravene, or constitute (with or without the giving of notice or lapse of time or both) a violation of any provision of applicable law, or a default under any agreement, judgment, injunction, order, decree or other instrument binding upon or affecting Maker, the result of which could reasonably be expected to have a material adverse effect, (ii) result in the creation or imposition of any lien on any of Maker's assets, or (iii) give cause for the acceleration of any obligations of Maker to any other creditor.

     4. Default. The occurrence of any one or more of the following events will constitute a default by Maker hereunder
(hereinafter referred to as an "Event of Default"): (i) Maker fails to pay when due any amount payable under this Note or otherwise fails to perform or breaches a covenant in this Note;
(ii) any statement, representation, or warranty made by Maker or on Maker's behalf in connection with this Note proves to have been untrue, incorrect, misleading or incomplete in any material respect as of the date made; (iii) Maker is in default under any other agreement to which Holder (or any of its affiliates) and Maker are parties or under any other instrument executed by Maker in favor of Holder (or any of its affiliates), including without limitation any loan agreement, lease agreement, security agreement, security deed, pledge agreement, assignment, note or guaranty; (iv) Maker becomes insolvent or makes an assignment for the benefit of creditors, or an action is brought by Maker seeking dissolution or liquidation of its assets or seeking the appointment of a trustee, interim trustee, receiver or other custodian for Maker's property, or Maker commences a voluntary case under the United States Bankruptcy Code, or a reorganization or arrangement proceeding is instituted by Maker for the settlement, readjustment, composition or extension of Maker's debts upon any terms, or an action or petition is otherwise brought by Maker seeking similar relief or alleging that Maker is insolvent or unable to pay such person's debts as they mature; (v) an action is brought against Maker seeking Maker's dissolution or liquidation of Maker's assets or seeking the appointment of a trustee, interim trustee, receiver or other custodian for Maker's property, and such action is consented to or acquiesced in by Maker or is not dismissed within sixty
(60) days of the date upon which it was instituted, or a proceeding under the United States Bankruptcy Code is instituted against Maker and an order for relief is entered in such proceeding or such proceeding is consented to or acquiesced in by Maker or is not dismissed within sixty
(60) days of the date upon which it was instituted, or a reorganization or arrangement proceeding is instituted against Maker for the settlement, readjustment, composition or extension of Maker's debts upon any terms and such proceeding is consented to or acquiesced in by Maker or is not dismissed within sixty (60) days of the date upon which it was instituted, or an action or petition is otherwise brought against Maker seeking similar relief or alleging that such person is insolvent, unable to pay his debts as they mature or generally not paying his debts as they become due and such action or petition is consented to or acquiesced in by Maker or is not dismissed within sixty (60) days of the date upon which it was brought; or (vi) any material adverse change occurs in Maker's financial condition or means or ability to pay this Note.

        Upon the occurrence of an Event of Default, (a) Holder shall have all rights and remedies provided in this Note and under the Uniform Commercial Code in effect in Indiana or other applicable law; and (b) Holder, at its option, without demand or notice of any kind, may declare this Note immediately due and payable, whereupon all outstanding principal and accrued interest shall become immediately due and payable; provided, however, that upon the occurrence of any Event of Default described in clause (iv) or (v) above, this Note, without demand, notice or declaration by Holder of any kind, shall automatically and immediately become due and payable.
        In case this Note is collected by or through an attorney-at-law, all costs of such collection incurred by the Holder, including reasonable attorney's fees, shall be paid by Maker.

        Upon the occurrence of an Event of Default hereunder or whenever Holder in good faith believes that the prospect of payment of this Note is impaired, Holder, without notice or demand of any kind, may hold and set off, against any or all outstanding principal or interest owing under this Note as Holder may elect, any amount owed to Maker by Holder.
     5. Maximum Interest. In no event shall the amount or rate of interest due and payable under this Note exceed the maximum amount or rate of interest allowed by applicable law and, in the event any such excess payment is made by Maker or received by Holder, such excess sum shall be credited as a payment of principal (or if no principal shall remain outstanding, shall be refunded to Maker). It is the express intent hereof that Maker not pay and Holder not receive, directly or indirectly or in any manner, interest in excess of that which may be lawfully paid under applicable law. All interest (including all charges, fees or other amounts deemed to be interest) which is paid or charged under this Note shall, to the maximum extent permitted by applicable law, be amortized, allocated and spread on a pro rata basis throughout the actual term of this Note and any extension or renewal hereof.

     6. Time of the Essence. Time is of the essence of this Note. Demand, presentment, notice, notice of demand, notice for payment, protest and notice of dishonor are hereby waived by Maker and any other person or entity primarily or secondarily liable on this Note. Holder shall not be deemed to waive any of its rights under this Note unless such waiver is in writing and signed by Holder. No delay or omission by Holder in exercising any of its rights under this Note shall operate as a waiver of such rights and a waiver in writing on one occasion shall not be construed as a consent to or a waiver of any right or remedy on any future occasion.

     7. Governing Law. All questions concerning the construction, validity and interpretation of this Note shall be governed by and construed in accordance with the domestic laws of the State of Indiana, without giving effect to any choice of law or conflict of law provision (whether of the State of Indiana or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Indiana. Any disagreement, dispute or controversy between Maker and Holder with respect to this Note shall be resolved by arbitration under the commercial arbitration rules of the American Arbitration Association. Upon written request of Maker or Holder tendered to the other party, such arbitration shall be conducted before a panel of three arbitrators (unless Maker and Holder agree to one arbitrator) with each side to the dispute selecting one arbitrator and the arbitrators so selecting the third arbitrator. The arbitration award shall be final and binding upon Maker and Holder, and judgment on the award may be entered by and enforced in any court having competent jurisdiction over the parties and subject matter. Unless otherwise allocated by the arbitrators, the expenses of the arbitration proceedings shall be borne equally by the Maker and Holder. All arbitration proceedings hereunder shall be conducted in Indianapolis, Indiana.

     8. Waiver of Jury Trial. Maker hereby waives, to the fullest extent permitted by applicable law, any right Maker may have under any applicable law to a trial by jury with respect to any suit or legal action which may be commenced by or against Holder concerning the interpretation, construction, validity, enforcement or performance of this Note or any other agreement or instrument executed in connection herewith.

     9. Interpretation. Words importing the singular number hereunder shall include the plural number and vice versa, and any pronoun used herein shall be deemed to cover all genders. Without limiting the generality of the foregoing, should more than one person execute this Note as maker, the word "Maker" as used herein shall include all such persons collectively and each such person individually, and each Maker shall be jointly and severally liable hereunder. "Person" as used herein means any individual, corporation, partnership, joint venture, limited liability company, association, joint stock company, trust or other entity, or any
government or any agency or political subdivision thereof.   The
word "Holder" as used herein shall include transferees, successors and assigns of Holder, and all rights of Holder hereunder shall inure to the benefit of its transferees, successors and assigns. All obligations of Maker hereunder shall bind Maker's heirs, legal representatives, successors and assigns.

     10. Waivers and Amendments. No waivers, amendments or modifications of this Note shall be valid unless in writing and signed by an authorized representative of each of the Holder and the Maker. No waiver by Holder of any Default or Event of Default shall operate as a waiver of any other Default or Event of Default or the same Default or Event of Default on a future occasion.
Neither the failure nor any delay on the part of Holder in exercising any right, power, or remedy under this Note shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

        Maker waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind (other than any notice expressly required herein).

     11. Assignment. This Note shall inure to the benefit of and be binding upon the parties, and their respective legal representatives, successors and assigns. Holder's interests in and rights under this Note are freely assignable, in whole or in part, by Holder. Maker shall not assign its rights and interest hereunder without the prior written consent of Holder, and any attempt by Maker to assign without Holder's prior written consent is null and void. Any assignment shall not release Maker from the Obligations.

     12. Severability. If any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

[Remainder of page intentionally left blank]












	SIGNED, SEALED AND DELIVERED by the undersigned Maker as of the day and year first above set forth.




[CORPORATE SEAL]		ARL, INC.


				By:  ___________________________

				Name:___________________________

				Title:__________________________
Attest

_______________________________

Name:__________________________

Title:_________________________







































                              EXHIBIT C

                      FORM OF CONTINGENT NOTE


THIS NOTE IS A CONTINGENT NOTE AND NO PAYMENT, WHETHER PRINCIPAL OR INTEREST, SHALL BE DUE OR PAYABLE UNDER THIS NOTE UNLESS THE
CONDITIONS FOR PAYMENT UNDER THIS NOTE ARE SATISFIED.

                     CONTINGENT PROMISSORY NOTE

$900,000.00	                                 December ___, 2008


	FOR VALUE RECEIVED, the undersigned, US 1 Industries, Inc., an Indiana corporation ("Maker"), promises to pay to ARL, Inc., a Pennsylvania corporation ("Holder"), at 1155 Stoops Ferry Road, Moon Township PA 15108, (or at such other place as Holder may designate in writing to the undersigned), subject to satisfaction of the conditions set forth below, the aggregate principal sum of Nine Hundred Thousand Dollars ($900,000.00) in lawful money of the United States, bearing interest as calculated in accordance with
Section 3 hereof (the "Interest Rate").

	This Contingent Promissory Note (this "Contingent Note") is made and entered into pursuant to that certain Membership Interest Purchase Agreement, dated as of December 12, 2008 (the Purchase Agreement), by and among Maker, Holder, Aficionado Transport, Inc., a Pennsylvania corporation, and Ronald K. Faherty, an individual and resident of the State of Pennsylvania. Capitalized terms used but not defined herein shall have the terms ascribed to such terms in the Purchase Agreement.

	1.	Maker's Contingent Obligation to Pay Holder.

	(a) Upon the terms and subject to the conditions hereof, Maker shall be obligated to pay Holder One Hundred Sixty-Eight Thousand Seven Hundred Fifty and No/100 Dollars ($168,750) (the "First Contingent Amount"), if the EBITDA of the Acquired Companies (as defined, accounted for and reconciled, in the event of any dispute pertaining thereto, in accordance with applicable provisions of the Purchase Agreement) for the fiscal years ending December 31, 2009 equals or exceeds the EBITDA Target.
In the event the EBITDA Target pursuant to this Section 1(a) is satisfied, in addition to payment of the First Contingent Amount, Fifty-Six Thousand Two Hundred Fifty and No/100 Dollars ($56,250) (the "First Holdback Amount") shall be held by Maker in a investment instrument mutually acceptable to Maker and Payee, and shall be distributed in accordance with Section 2 below. Interest shall be deemed to have accrued and shall only be payable on the actual amount of the First Contingent Amount. Interest shall be deemed to accrue from the date of this Note to, but not including the date on which payment of the First Contingent Amount is made and no interest shall be paid prior to such time. Interest on the First Contingent Amount plus the First Contingent Amount, if any, shall be due and payable to Holder as provided for in Sections 2.3(d)-(e) of the Purchase Agreement.

	(b) Upon the terms and subject to the conditions hereof, Maker shall be obligated to pay Holder One Hundred Sixty-Eight Thousand Seven Hundred Fifty and No/100 Dollars ($168,750) (the "Second Contingent Amount"), if the EBITDA of the Acquired Companies for the fiscal years ending December 31, 2010 equals or exceeds the EBITDA Target. In the event the EBITDA Target pursuant to this Section 1(b) is satisfied, in addition to payment of the Second Contingent Amount, Fifty-Six Thousand
Two Hundred Fifty and No/100 Dollars ($56,250) (the "Second Holdback Amount") shall be held by Maker in a investment instrument mutually acceptable to Maker and Payee, and shall be distributed in accordance with Section 2 below. Interest shall be deemed to have accrued and shall only be payable on the actual amount of the Second Contingent Amount. Interest shall be deemed to accrue from the date of this Contingent
Note to, but not including the date on which payment of the Second Contingent Amount is made and no interest shall be paid prior to such time. Interest on the Second Contingent
Amount plus the Second Contingent Amount, if any, shall be due and payable to Holder as provided for in Sections
2.3(d)-(e) of the Purchase Agreement.

	(c) Upon the terms and subject to the conditions hereof, Maker shall be obligated to pay Holder One Hundred Sixty-Eight Thousand Seven Hundred Fifty and No/100 Dollars ($168,750) (the "Third Contingent Amount"), if the EBITDA of the Acquired Companies for the fiscal years ending
December 31, 2011 equals or exceeds the EBITDA Target. In the event the EBITDA Target pursuant to this Section 1(c) is satisfied, in addition to payment of the Third Contingent Amount, Fifty-Six Thousand Two Hundred Fifty and No/100 Dollars ($56,250) (the "Third Holdback Amount") shall be held by Maker in a investment instrument mutually acceptable to Maker and Payee, and shall be distributed in accordance with Section 2 below. Interest shall be deemed to have accrued and shall only be payable on the actual amount of the Third Contingent Amount. Interest shall be deemed to accrue from the date of this Contingent Note to, but not including the date on which payment of the Third Contingent Amount is made and no interest shall be paid prior to such time. Interest on the Third Contingent Amount plus the Third Contingent Amount, if any, shall be due and payable to Holder as provided for in Sections 2.3(d)-(e) of the Purchase Agreement.

	(d) Upon the terms and subject to the conditions hereof, Maker shall be obligated to pay Holder One Hundred Sixty-Eight Thousand Seven Hundred Fifty and No/100 Dollars ($168,750) (the "Fourth Contingent Amount," together with payment of the First Contingent Amount, the Second Contingent Amount and the Third Contingent Amount, the "Contingent Amounts"), if the EBITDA of the Acquired Companies for the fiscal years ending December 31, 2012 equals or exceeds the EBITDA Target. In the event the EBITDA Target pursuant to this Section 1(d) is satisfied, in addition to payment of the Fourth Contingent Amount, Fifty-Six Thousand Two Hundred Fifty and No/100 Dollars ($56,250) (the "Fourth Holdback Amount," together with the First Holdback Amount, the Second Holdback Amount and the Third Holdback Amount, the "Holdback Amounts") shall be held by Maker in a investment instrument mutually acceptable to Maker and Payee, and shall be distributed in accordance with Section 2 below. Interest shall be deemed to have accrued and shall only be payable on the actual amount of the Fourth Contingent Amount. Interest shall be deemed to accrue from the date of this Contingent Note to, but not including the date on which payment of the Fourth Contingent Amount is made and no interest shall be paid prior to such time. Interest on the Fourth Contingent Amount plus the Fourth Contingent Amount, if any, shall be due and payable to Holder as provided for in Sections 2.3(d)-(e) of the Purchase Agreement.

	2.	Payment of Holdback Amounts. Upon the terms
and subject to the conditions hereof, Maker shall be obligated to pay Payee the full sum of the Holdback Amount in the amount of Two Hundred Twenty Five Thousand and No/Dollars ($225,000) (the "Total Holdback Amount") if the Acquired Companies' aggregate EBITDA for its 2009, 2010, 2011 and 2012 fiscal years (the "Aggregate Fiscal Years") exceeds $8,000,000. In the event aggregate EBITDA of the Acquired Companies for its Aggregate Fiscal Years does not equal or exceed $8,000,000, payment of the Total Holdback Amount shall be reduced by an amount that results in the amount of the actual Earnout Purchase Price paid pursuant to this Note and Section 2.3(b) of the Purchase Price being reduced from the amount of the Earnout Purchase Price that would have been due and payable if aggregate EBITDA of the Acquired Companies for its Aggregate Fiscal Years equaled $8,000,000 (which amount is $1,000,000), by such proportion as is appropriate to reflect the proportion by which actual aggregate EBITDA for the Acquired Companies' Aggregate Fiscal Years does not equal $8,000,000. Any portion of the Holdback Amounts not payable to Payee pursuant to this Note shall be released to Maker.

	By way of example:

Assuming actual EBITDA for the Acquired Companies' Aggregate Fiscal Years equals $7,000,000 payment of the First Contingent Amount, the Second Contingent Amount and the Third Contingent Amount in accordance with Sections 1(a)-(c) of this Note (which amount equals $506,250), and payment of an Additional Earnout Payment equal to $200,000, the Holdback Amount due and payable to Payee shall equal $168,750 (or (.875 * $1,000,000) - $706,250)).
In such event, the remaining $56,250 of the Holdback Amount ($225,000-168,752) would be released to Maker.

Interest shall be deemed to have accrued and shall only be payable on the actual amount of the Holdback Amount paid to Payee. Interest shall be deemed to accrue from the date of this Contingent Note to, but not including the date on which payment of the Holdback Amount is made and no interest shall be paid prior to such time. Interest on the Total Holdback Amount plus the Total Holdback Amount, if any, shall be due and payable to Holder as provided for in Sections 2.3(d)-(e) of the Purchase Agreement.

	3.	Interest Computation.

		(a)	Interest on the principal amount of any
Contingent Payments due and payable shall be at a variable rate equal to the interest rate paid by Maker under its Amended and Restated Loan Agreement with US Bank (the "Loan Agreement") from time to time, computed on the basis of a year consisting of 360 days and charged for the actual number of days during the period for which interest is being charged. In computing interest, the date of payment shall be excluded. Any changes in the Interest Rate as a result of changes in the interest rate paid by Maker under the Loan Agreement shall become effective as provided for in the Loan Agreement.

		(b)	Interest on the principal amount of any
Holdback Amount shall be at the rate payable under the investment instrument in which the Holdback Amounts are placed pursuant to
Section 1 of this Note.

	4.	Non-Negotiability.  This Note is non-negotiable.

	5.	Subordination. Holder hereby acknowledges,
understands and agrees that Holder's rights and remedies hereunder are subordinate to the rights of any institutional lenders who provide debt financing to Maker or its subsidiaries.

	6.	Prepayment.  Maker shall be entitled to prepay
this Contingent Note, in whole or in part, at any time without penalty or premium and without payment of unearned interest.

        7.	Default; Remedies.  In the event that any Event
of Default (as defined below) occurs and is continuing, then, and in any such event, Holder shall have, in addition to any and all rights, powers, remedies, and recourse (collectively, "Remedies") available or permitted to Holder at law or in equity, the right and option to declare the unpaid balance of Contingent Amounts hereof, together with all accrued and unpaid interest and costs of collection (including reasonable attorneys' fees), if any, thereon, immediately due and payable without notice (except as expressly provided herein), or demand or presentment for payment; provided that upon the occurrence of an Event of Default described in clause (ii) of the definition of Event of Default, all obligations outstanding hereunder, including, without limitation, Contingent Amounts, and interest, automatically shall become due and payable without any declaration, notice or other action by the Holder or Maker. The Remedies available or permitted to Holder under this Note, at law, in equity, or otherwise shall be cumulative and concurrent, and not exclusive; and the exercise of any such Remedy shall not be deemed a waiver of the right to exercise at the same time or at any time thereafter any other such Remedies. No delay or omission on the part of Payee in exercising any Remedy available or permitted to Payee upon the occurrence and continuance of any Event of Default shall operate as a waiver or preclude the exercise of said Remedy, or any other such Remedies, during the existence of such Event of Default or upon the occurrence and continuance of any subsequent Event of Default.

The term "Event of Default" shall mean any of the following events: (i) Maker shall fail to pay ant Contingent Payment or interest in full when due; (ii) Maker shall commence proceedings in any court under the United States Bankruptcy Code, or any other debtors' relief or insolvency act, whether state or federal, or any other person shall commence such proceedings against Maker, and the same shall not be stayed or dismissed within sixty (60) days; (iii) Maker shall in one or a series of transactions (A) sell all or substantially all of Maker's assets or (B) merge or otherwise be combined with any other entity such that the equity holders of Maker immediately prior to such transaction or series of transactions shall hold less than 50% of the voting equity of the surviving entity after such transaction or transactions are consummated or (C) have more than 50% of Maker's outstanding equity acquired by any person or group other than equity holders of Maker prior to the consummation of such transaction or series of transactions.

	8.	Right of Offset; Satisfaction.  Any amounts
owing to Maker by Holder may be offset against any amounts due
Holder under this Contingent Note.

	9.	General Provisions.

		(a)	Notices.  All notices, requests,
demands and other communications hereunder shall be delivered in accordance with the notice provisions set forth in the Purchase Agreement.

		(b)	Successors and Assigns.  All of the
terms and provisions of this Note shall bind and inure to the benefit of the respective successors, assigns, heirs, administrators or other legal representatives of Maker and Holder to the extent provided for in the Purchase Agreement.

		(c)	Non-Waiver of Remedies.  No delay or
failure on the part of Holder or Maker in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by Holder or Maker of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

		(d)	Waiver of Presentment, etc.  Maker
hereby waives presentment, demand, notice of dishonor, protests and all other notices other than the written notice required to cause a default to exist.

		(e)	Amendment.  This Note and any of its
terms may be altered only by a written instrument signed by Maker and Holder.

		(f)	Headings, Construction.  The
descriptive section headings in this Note are for convenience only and shall not be construed as part hereof.
If any of the provisions of this Note shall be unlawful, void or for any reason unenforceable, they shall be deemed separable from, and shall in no way affect the validity or enforceability of, the remaining provisions of this Note.

		(g)	Governing Law.  This Contingent Note
and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Indiana.






		IN WITNESS WHEREOF, Maker has executed, or has caused this Contingent Note to be executed in its corporate name, by and through its duly authorized officer, as of the day and year first above written.


        US 1 Industries, Inc., an Indiana corporation

By:

Title:

















































                           EXHIBIT D

         MATTERS TO BE COVERED BY SELLER LEGAL OPINION

            1. Each of Seller and AFT is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Pennsylvania and is duly qualified to do business and in good standing under the laws of the State of Indiana.

            2. Each of ARL LLC and AFT LLC is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware, following the consummation of all transactions contemplated under the Purchase Agreement, will be duly qualified to do business and in good standing under the State of Pennsylvania and the State of Indiana.

            3. Each of Seller, AFT, ARL LLC and AFT LLC (each, an "ARL Entity") has the power and authority to execute and deliver the Purchase Agreement and the Transaction Documents to which such ARL Entity is a party and to perform its obligations thereunder and to consummate the transactions contemplated thereby.

            4. Each ARL Entity has duly authorized the execution and delivery of the Purchase Agreement and the Transaction Documents to which such ARL Entity is a party and all performance by it thereunder and has duly executed and delivered the Purchase Agreement and each of the Transaction Documents.

            5. The Purchase Agreement and each of the Transaction Documents to which each ARL Entity is a party constitutes a legal, valid, and binding obligation of such ARL Entity and is enforceable against such ARL Entity in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief regardless of whether considered in a proceeding in equity or at law.

            6. Neither the execution nor the delivery of the Purchase Agreement and the Transaction Documents by any ARL Entity nor the performance of such ARL Entity's obligations thereunder has violated or will violate: (i) any provision of the Governing Documents of such ARL Entity; (ii) assuming consistency in all respects with applicable provisions and requirements of Indiana law for purposes hereof, the DGCL, the DLLCA or any Pennsylvania or any federal statute, law, rule or regulation known to us to which any ARL Entity is subject, or (iii) to our knowledge, any arbitration award, order, writ, judgment, or decree of any court, arbitration panel, or government agency or authority to which such ARL Entity is subject.

            7. Except as contemplated in the Purchase
Agreement, including, but not limited to, the requirement to obtain the Governmental Authorizations described in Schedule 4.20(a) thereof, no consent, approval, order, license, or authorization by, and no filing, recording, or registration with, any governmental agency, authority, or instrumentality is required on the part of any ARL Entity for the execution and delivery of the Purchase Agreement or the Transaction Documents or the consummation by any ARL Entity of the transactions contemplated thereby, except for those the failure to obtain or make which would not have a material adverse effect on the ability of each ARL Entity to consummate such transactions.

            8. Seller has transferred to ARL LLC all of the right, title, and interest of Seller in and to all of the assets of Seller and the Business more particularly described in the Purchase Agreement, and to our knowledge, such assets are free and clear of any liens, encumbrances, and claims of third parties.

            9. AFT has transferred to AFT LLC all of the right, title, and interest of Seller in and to all of the assets of Seller and the Business more particularly described in the Purchase Agreement, and to our knowledge, such assets are free and clear of any liens, encumbrances, and claims of third parties.




































                                 EXHIBIT E

                     REFINANCED CREDIT FACILITIES

-All amounts outstanding pursuant to the Revolving Credit
Agreement, dated May 25, 2006, as amended on December 21,
2006, as further amended on November 16, 2007, between ARL
Network, Inc. ("ARL Network"), and Marquette Funding, Inc.
n/k/a Marquette Transportation Finance, Inc. ("Marquette"), as evidenced by the following notes made in favor of Marquette, each of which is signed by ARL Network and the following entities in the amounts indicated: (1) Revolving
Note C in the amount of $1,700,000 by Aficionado Transport, Inc., and (2) Revolving Note in the amount of $10,000,000 by ARL Network, which replaces, Revolving Note F in the amount of $9,000,000 by ARL Network and ARL, Inc.

-All amounts outstanding pursuant to the $1,000,000 SBA Loan, issued pursuant to a Note, dated June 18, 2008, by ARL in favor of Enterprise Bank, maturing on June 18, 2015, as amended.







































                                EXHIBIT F

                            FORM OF GUARANTY

PERSONAL GUARANTY

        This Personal Guaranty (this "Guaranty") is issued as of the ___ day of December, 2008, by Mr. Ronald K. Faherty ("Guarantor"), an individual and resident of the State of Pennsylvania, in favor of US 1 Industries, Inc., an Indiana corporation ("Purchaser"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (defined below).
RECITALS

	A.	Purchaser, Guarantor, ARL, Inc., a
Pennsylvania corporation ("Seller"), and Aficionado Transport, Inc., a Pennsylvania corporation, are concurrently with the execution of this Guaranty entering into that certain Membership Interest Purchase Agreement dated as of the date hereof (the "Purchase Agreement"), pursuant to which Seller will to sell to Purchaser, and Purchaser will purchase from Seller, 60% of the membership interests of ARL Transport LLC, a Delaware limited liability company (the "Company").

        B.	Guarantor is the direct owner of 100% of the
outstanding equity interests in Seller, subject to the terms and conditions of that certain Stock Purchase Agreement, dated October 1, 2001, as amended (the "SPA") by and among Guarantor, Ronald J. Faherty, Seller, and K&C Sales, Inc.. Guarantor is the direct owner of 100% of the outstanding equity interests in AFT.

        C. In order to induce Purchaser to enter into the Purchase Agreement and other Transaction Documents,
Guarantor hereby agrees as follows:

        1. Guaranty of Indemnity Obligations.

        (a) Guaranty. Guarantor acknowledges that he is fully aware of the terms and conditions of the Purchase
Agreement and the other Transaction Documents in effect on the date hereof, and hereby irrevocably and unconditionally guarantees to Purchaser, as primary obligor and not merely as surety, without offset, abatement, deferment, or deduction, Seller's payment of all its payment obligations under Section 9 of the Purchase Agreement (the "Indemnity Obligations"). If
Seller fails to pay any Indemnity Obligation when it becomes due and payable, Guarantor will promptly and fully pay such Indemnity Obligation.

        (b) Absolute Guaranty. Guarantor's obligations under this Guaranty shall be absolute, continuing, and unconditional, shall remain in full force and effect until irrevocable payment in full of all of the Indemnity
Obligations, and shall not be affected by any action taken or not taken by Purchaser, by any lack of prior enforcement or retention of any rights against Seller or Guarantor, by any illegality, unenforceability, or invalidity of the Indemnity Obligations or the Transaction Documents, by any other guaranty or other obligations, or by any other circumstance or condition (whether or not Guarantor or the Acquired Companies have any knowledge or notice thereof), including: (1) any termination, amendment, modification, or other change in, or supplement to, any of the Transaction
Documents, or any furnishing or acceptance of additional security, or release of any security, for the obligations of Seller under the Transaction Documents; (2) any failure, omission, or delay on the part of any Person to conform or comply with any term of any Transaction Document; (3) any waiver of the payment, performance, or observance of any of the obligations, conditions, covenants, or agreements contained in any Transaction Document or any other waiver, consent, extension, indulgence, compromise, settlement, release, or other action or inaction under or in respect of any Transaction Document, or any exercise or non-exercise of any right or remedy under any Transaction
Document or any obligation or liability of Purchaser or Seller, or any exercise or non-exercise of any right, remedy, power, or privilege under or in respect of any Transaction Document or any such obligation or liability; (4) any extension of time for payment or performance of any Indemnity Obligation; (5) any failure, omission, or delay on the part of Purchaser to enforce, assert, or exercise any right, power, or remedy conferred on it in connection with any Transaction Document, or any other action on the part of Purchaser; (7) any voluntary or involuntary bankruptcy, insolvency, assignment for the benefit of creditors, receivership, conservatorship, custodianship, liquidation, marshalling of assets and liabilities, or similar proceeding with respect to Purchaser, Guarantor, or any other Person or any of their respective properties or creditors, or the disaffirmance in whole or in part of any of the Transaction Documents in any such proceeding, or any action taken by any trustee or receiver or by any court in any such proceeding; (8) any limitation on Purchaser's liability or obligations (or the liabilities and obligations of any other Person) or any discharge, termination, cancellation, frustration, irregularity, invalidity, or unenforceability, in whole or in part, of any of the Transaction Documents; (9) any merger or consolidation of Purchaser into or with any other corporation, or any sale, lease, or other transfer of any of the assets of Purchaser to any other
Person or any change in the ownership of Purchaser or in the control of Purchaser; (10) to the extent permitted by law, any release or discharge, by operation of law, of Guarantor from the performance or observance of any obligation, covenant, or agreement contained in this Guaranty; and (12) any other condition or circumstance which might otherwise constitute a legal or equitable discharge, release, or defense of a surety or guarantor, or which might otherwise limit recourse against Guarantor, including any discharge, release, defense, or limitation arising out of any laws of the United States of America or any state thereof or any other Government Authority having authority over the same which would exempt, modify, or delay the due or punctual payment and performance of the obligations of Guarantor hereunder. Subject to paragraph
(e) below, the obligations of Guarantor hereunder are not dischargeable except by payment. No failure or delay in exercising any right under this Guaranty shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right of Seller under this Guaranty or the Transaction Documents.

        (c) Guaranty of Payment. This Guaranty is a continuing guaranty of payment, and Guarantor waives any right to require that any action against Purchaser or any other Person or any collateral or security be taken or exhausted before action is taken against Guarantor. Purchaser shall not be required (1) to file suit or to proceed to obtain or assert a claim against Seller for the Indemnity Obligations, (2) to make any effort at collection of the Indemnity Obligations from Seller, (3) to foreclose against or seek to realize upon any present or future security for the Indemnity Obligations, (4) to file suit or to proceed to obtain or assert a claim for personal judgment against any other Person liable for the Indemnity Obligations, or to make any effort at collecting the Indemnity Obligations from any such other Person, or to exercise or assert any other right or remedy to which the Purchaser is or becomes entitled in connection with the Indemnity Obligations or any security or other guaranty therefore, or (5) to assert or to file any claim against the assets of Seller or any other guarantor or any other Person liable for the Indemnity Obligations, or any part thereof, either before or as a condition to enforcing Guarantor's liability under this Guaranty or to require Guarantor to pay the Indemnity Obligations at any time thereafter.

        (d) Waiver. Guarantor hereby waives diligence, presentment, demand, protest, and notice of any kind whatsoever with respect to this Guaranty or the Indemnity Obligations, including (1) notice of acceptance of this Guaranty or notice of non-payment or non-performance of any Indemnity Obligations, and (2) any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge, release, or defense of a guarantor or surety or which might otherwise limit recourse against Guarantor.

        (e) Termination.  Guarantor's obligations under this
Section 1 shall terminate (subject to reinstatement under Section 3) when the Indemnity Obligations have been irrevocably paid in full.

        2. Rights Limited to Seller. This Guaranty shall not create any right in any Person except the Purchaser (and its permitted transferees), and shall not be construed in any respect to be a contract in whole or in part for the benefit of any other Person.

        3. Bankruptcy, etc. If at any time all or any part of any payment applied to the Indemnity Obligations is or must be rescinded or returned for any reason whatsoever, such Indemnity Obligations shall be deemed to have been unfulfilled and continuing unsatisfied for purposes of this Guaranty, to the extent rescinded or returned, and this Guaranty shall continue to be effective or be reinstated, as the case may be, as to such Indemnity Obligations all as though such payment had not been made.

        4. Subrogation. Guarantor hereby irrevocably and unconditionally waives any and all rights it may have or obtain, by reason of the performance of the terms and provisions of this Guaranty, to be subrogated to the rights and privileges of Purchaser against Seller, or against any collateral security or guaranty or right of offset held by Seller for the payment of the Indemnity Obligations pursuant to the Purchase Agreement. No payment or performance hereunder by Guarantor shall give rise to any claim of Guarantor against the Acquired Companies.

        5. Amendments and Other Actions. Seller may, in its discretion, and without affecting Guarantor's absolute, continuing, and unconditional liability under this Guaranty, agree to amendments, modifications, or supplements to the Purchase Agreement, or the other Transaction Documents, give or withhold consents, waivers, or approvals, and exercise or refrain from exercising rights under the Purchase Agreement or the other Transaction Documents.

        6. Assignment. Purchaser may at any time sell, assign, transfer, or otherwise dispose of its interest in all or any part of this Guaranty.

        7. Written Changes Only. No amendment, waiver, or consent under the terms of this Guaranty shall be effective unless evidenced by an instrument in writing signed by Guarantor and Purchaser and dated subsequent to the date hereof.

        8. Payments. All payments by Guarantor hereunder shall be made in immediately available funds to Purchaser in accordance with
Section 2.4 of the Purchase Agreement. All payments hereunder shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes to the extent that any such Taxes would reduce the amount that Purchaser otherwise would have received had Purchaser made such payment. If any Taxes must be deducted or withheld from any payment hereunder, Guarantor shall increase the amount paid so that Seller receives the full amount of the payment provided for in this Guaranty on an After-Tax Basis.

        9. Representations, Warranties, and Covenants. Guarantor hereby represents, warrants, and covenants to Purchaser as follows:

        (a) Authorization; Compliance. Guarantor has the power and authority to issue this Guaranty. This Guaranty has been duly authorized by all necessary action on Guarantor's part, and does not require any approval or consent of any trustee or holders of any indebtedness or obligations of Guarantor or of any other Person, except such as have been obtained, and Guarantor has duly executed and delivered this Guaranty. Guarantor's execution, delivery, and performance of this Guaranty do not contravene any law, judgment, decree, governmental rule, regulation, or order applicable to or binding on Guarantor, and do not contravene, result in any breach of, or constitute any default or result in the creation of any Lien under any indenture, mortgage, security agreement, deed of trust, or other agreement or instrument to which Guarantor is a party.

        (b) Approvals. Neither Guarantor's execution and delivery of this Guaranty, nor Guarantor's consummation of any of the transactions contemplated hereby, requires the consent or approval of, giving of notice (other than subsequent reporting requirements) to, registration with, or taking of any other action in respect of, any Government Body.

        (c) Validity of Guaranty. This Guaranty has been duly entered into, executed and delivered and constitutes a legal, valid, and binding obligation of Guarantor. Guarantor's obligations under this Guaranty rank, and until discharged in full will continue to rank, in right of payment and security, equally and ratably in all respects with all Guarantor's present and future unsecured and unsubordinated indebtedness for borrowed money.

        (d) Litigation. There are no pending or, to Guarantor's knowledge, threatened actions or proceedings before any court or administrative agency of the United States of America that may be expected to have a materially adverse effect on Guarantor's financial condition or ability to perform its obligations under this Guaranty.

        (e)	Notice of Proceedings and Other Events.
Guarantor will promptly notify Purchaser in writing of any proceeding before any Government Body, or any other matters, that could reasonably be expected to cause a materially adverse change with respect to Guarantor.

        10. Governing Law; Jurisdiction.
        This Guaranty is governed by and shall be construed in accordance with the laws of the State of Indiana. Guarantor and Purchaser each irrevocably submit to the exclusive jurisdiction of the state court for the State of Indiana located in Porter County to settle any suits, actions, or other proceedings arising out of this Guaranty.

        11. Integration; Successors and Assigns. This Guaranty constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between Guarantor and Purchaser, with respect to the subject matter hereof. This Guaranty shall bind Guarantor's successors and assigns, and shall benefit, and be enforceable by, Purchaser and its successors and assigns.

        12. Notices. All notices, requests, demands and other communications hereunder shall be delivered in accordance with the notice provisions set forth in the Purchase Agreement.

        13. Severability.   If any provision hereof is held
invalid, illegal, or unenforceable in any respect in any jurisdiction, then, to the extent permitted by Law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction, and (b) such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability of such provision in any other jurisdiction. If, however, any Law pursuant to which such provisions are held invalid, illegal, or unenforceable may be waived, Purchaser and Guarantor hereby waive such Law to the full extent permitted, to the end that this Guaranty shall be deemed to be a valid and binding agreement in all respects, enforceable in accordance with its terms.

        14. Costs and Expenses. Guarantor agrees to pay to Purchaser any and all reasonable expenses (including reasonable legal fees and expenses) incurred by Purchaser in enforcing this Guaranty.

        15. Performance. Guarantor's performance of any or all of the Indemnity Obligations shall, for all purposes of the Transaction Documents, constitute performance by Seller of such Indemnity Obligations.

IN WITNESS WHEREOF, Guarantor and Purchaser have executed this
Guaranty Agreement as of the date written above.

"Guarantor"


Ronald K. Faherty


"Purchaser"

US 1 INDUSTRIES, INC.


By:_______________________________

Name:_____________________________

Its:______________________________

























                         EXHIBIT G

    SCHEDULE OF ASSETS TRANSFERRED FROM SELLER TO THE COMPANY

                        [attached]

























































                         EXHIBIT H

        SCHEDULE OF ASSETS TRANSFERRED FROM AFT TO AFT LLC


                        [attached]